Exhibit 10.3

LOAN AGREEMENT

Dated as of February 1, 2016

among

WESTMORELAND SAN JUAN, LLC,
as the Borrower,

WESTMORELAND SAN JUAN HOLDINGS, INC., SAN JUAN COAL COMPANY and SAN JUAN TRANSPORTATION COMPANY,
as the Guarantors,

NM CAPITAL UTILITY CORPORATION,
as the Lender,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as the Administrative Agent,

And

MUFG UNION BANK, N.A.,
as the Depository Bank

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SCHEDULES
Schedule I            Principal Payment Schedule
Schedule II            Certain Addresses for Notices and Payments

EXHIBITS
Exhibit A            Form of Note
Exhibit B            Form of Compliance Certificate
Exhibit C            Form of Closing Certificate
Exhibit D            Form of Notice of Loan Prepayment
Exhibit E            Form of Withdrawal Certificate
Exhibit F            Form of Solvency Certificate
Exhibit G            Single Purpose Entity Requirements
Exhibit H            Mortgaged Property Support Documentation

LOAN AGREEMENT
This LOAN AGREEMENT is entered into as of February 1, 2016 among WESTMORELAND SAN JUAN, LLC, a Delaware limited liability company (the “Borrower”), WESTMORELAND SAN JUAN HOLDINGS, INC., a Delaware corporation (“Holdings”), SAN JUAN COAL COMPANY, a Delaware corporation (“SJCC”), SAN JUAN TRANSPORTATION COMPANY, a Delaware corporation (“SJTC”), NM CAPITAL UTILITY CORPORATION, a Delaware corporation (the “Lender”), THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., a Japanese banking corporation, as Administrative Agent, and MUFG UNION BANK, N.A., a national banking association, as the Depository Bank.
RECITALS
WHEREAS, the Loan Parties (as hereinafter defined) have requested that the Lender make a loan to the Borrower in an aggregate principal amount of $125,000,000 to finance a portion of the purchase price of the Acquisition (as hereinafter defined); and
WHEREAS, the Lender has agreed to make such loan to the Borrower on the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE 1 DEFINITIONS AND ACCOUNTING TERMS
Section 1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition” means the Borrower’s purchase of 100% of the Equity Interests of SJCC and SJTC pursuant to the Stock Purchase Agreement.
“Act” has the meaning given in Section 11.18.
“Additional Costs” shall have the meaning given to that term in Section 3.01 (Additional Costs).
“Administrative Agent” means, (i) during any period for which Lender appoints an agent to undertake the duties of Administrative Agent described in this Agreement, the commercial bank (or affiliate of a commercial bank) which is so appointed and which undertakes such duties by executing and delivering a counterpart of this Agreement or a joinder agreement with respect hereto, and (ii) during any other period, the Lender. Initially, the Administrative Agent shall be The Bank of Tokyo-Mitsubishi UFJ, LTD.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule II to this Agreement, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lender; which office may include any Affiliate of the Administrative Agent or any domestic or foreign branch of the Administrative Agent or such Affiliate.
“Affiliate” means, with respect to a specified Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the

Person specified, or (b) another Person owning beneficially or Controlling 20% or more of the Voting Stock of such Person.
“Agreement” means this Loan Agreement.
“Alternate Rate” means, for any day, a rate per annum which shall at all times be equal to the highest of:
(a)    the Prime Rate in effect on such day;
(b)    the Federal Funds Rate in effect on such day plus 0.50%; and
(c)    the Eurodollar Reference Rate in effect on such day plus 3.0%.
Each change in any interest rate provided for herein based upon the Alternate Rate resulting from a change in the Prime Rate, the Federal Funds Rate or the Eurodollar Reference Rate (as the case may be) shall take effect at the time of such change in the Prime Rate, the Federal Funds Rate or Eurodollar Reference Rate, respectively.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender’s Office is located or the state where the Administrative Agent’s Office is located and, if such day relates to any determination of the Eurodollar Rate, means any such day that is also a London Banking Day.
“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations) that have been, or should be, capitalized in accordance with GAAP.
“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by any Loan Party free and clear of all Liens (other than Permitted Liens):
(a)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than three hundred sixty days (360) days from the date of acquisition thereof;
(b)    deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is the Administrative Agent or the Depository Bank or (B) is organized under the laws of the United States, any state thereof, the District of Columbia or Japan or is the principal banking subsidiary of (x) a bank holding company organized under the laws of Japan, or (y) a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia that is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than two (2) years from the date of acquisition thereof;

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(c)    commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than two (2) years from the date of acquisition thereof;
(d)    Investments in money market funds registered under the Investment Company Act of 1940 (the “Investment Company Act”) and meeting the requirements and guidelines of Rule 2a-7 promulgated by the SEC under the Investment Company Act, or demand deposits, including interest bearing money market accounts, time deposits, trust funds, trust accounts, overnight bank deposits, interest-bearing deposits, and certificates of deposit or bankers acceptances of depository institutions, including the Depository Bank or any of its Affiliates, rated in the AA long-term ratings category or higher by S&P and Moody’s; and
(e)    Investments, classified in accordance with GAAP as current assets of the Loan Parties, in money market investment programs registered under the Investment Company Act, which are administered by the Depository Bank or by financial institutions, financial services companies or investment funds that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.
“Cash Management Collection Account” has the meaning given to such term in subsection 6.19.1 and includes the following subaccounts, each of which shall be referred to herein by the designation given to such subaccount in subsection 6.19.1: the Operating Expenses Subaccount, the Loan Payments Subaccount, the Capital Expenditures Subaccount, the Operating Reserve Subaccount and the Loan Prepayments Subaccount.
“CCR Disposal Agreement” means the Coal Combustion Residuals Disposal Agreement dated as of July 15, 2015 by and between SJCC, as assignee of Westmoreland, and PNM, a copy of which is attached to the Stock Purchase Agreement as Exhibit C.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
“Change of Control” means an event or series of events by which:
(a)    (i) Westmoreland shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings on a fully diluted basis; or (ii) Holdings shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower on a fully diluted basis; or (iii) the Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of SJCC or SJTC on a fully diluted basis; or
(b)    (i) Westmoreland shall cease to have the ability to elect (either through share ownership or contractual voting rights) a majority of the board of directors or equivalent governing body of Holdings; or (ii) Holdings shall cease to have the ability to elect (either

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through share ownership or contractual voting rights) a majority of the board of directors or equivalent governing body of the Borrower; or (iii) the Borrower shall cease to have the ability to elect (either through share ownership or contractual voting rights) a majority of the board of directors or equivalent governing body of SJCC or SJTC.
“Closing Date” means the date hereof, subject to the satisfaction of all of the conditions set forth in Section 4.01.
“Coal Supply Agreement” means the Coal Supply Agreement for the supply of coal by SJCC and SJTC from the San Juan Property dated as of July 1, 2015 by and between SJCC, as assignee of Westmoreland, and PNM, a copy of which is attached to the Stock Purchase Agreement as Exhibit A.
“Coal Supply Contracts” means the Coal Supply Agreement, the Reclamation Services Agreement and the CCR Disposal Agreement.
“Coal Supply Letter Agreement” has the meaning given in Section 4.01(u).
“Code” means the Internal Revenue Code of 1986.
“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Lender and the other Secured Parties (including all proceeds and products thereof).
“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, any related Mortgaged Property Support Documents, the Environmental Indemnity Agreement, each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Secured Parties, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Secured Parties.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit B.
“Consolidated” or “consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking, contract or agreement to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Debt Service” means, for any period, the sum of, without duplication, (a) all amounts paid or required to be paid by the Borrower during such period pursuant to Section 2.03 hereof in respect of principal of (excluding for the avoidance of doubt, any mandatory prepayment) and pursuant to Section

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2.05 hereof in respect of interest on, the outstanding principal balance of the Loan, and (b) all amounts paid or required to be paid by the Borrower and its Subsidiaries during such period in respect of the principal of and interest or other finance charges on other Indebtedness (including Capitalized Leases). Each calculation of Debt Service shall be made on a consolidated basis with respect to the Borrower and its Subsidiaries.
“Debt Service Coverage Ratio” means, as at any date of determination, the ratio of Project Cash Flow to Debt Service for the fiscal year or, as applicable, other period ending on such date.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Margin” means five percent (5%) per annum.
“Default Rate” means the per annum rate equal to the sum of (i) the Alternate Rate then in effect, (ii) the then applicable Margin (or, for any period on or after the Maturity Date, the applicable Margin that was in effect on the day immediately preceding the Maturity Date), and (iii) the Default Margin, to the fullest extent permitted by applicable Law.
“Deposit Account” means each operating or other deposit account or trust account maintained from time to time by any one or more of the Loan Parties, including the Cash Management Collection Account and all of the deposit accounts referred to in Section 6.19.
“Depository Bank” has the meaning given in Section 6.19.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.
“Disclosure Letter” means the letter dated the date hereof issued by the Loan Parties with respect to certain disclosures made to the Lender pursuant to this Agreement.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Loan Party or Subsidiary (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Involuntary Disposition.
“Dollar” and “$” mean lawful money of the United States.
“Environmental Indemnity Agreement” means the Environmental Indemnity Agreement of even date herewith by the Loan Parties, as indemnitors, to and for the benefit of the Lender.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the

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environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. Equity Interests include all shares of stock, membership interests, partnership interests, interests in any trust and all other ownership interests (legal or beneficial) in any Person.
“Equity Issuance” means, any issuance by any Loan Party or any Subsidiary to any Person of its Equity Interests, other than (a) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, and (c) any issuance of options or warrants relating to its Equity Interests. The term “Equity Issuance” shall not be deemed to include any Disposition.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the

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Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate or (a) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.
“Eurodollar Base Rate” means, for any day during any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Loan Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the Eurodollar Base Rate for such Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Loan Agreement.
“Eurodollar Rate “ means, with respect to any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurodollar Base Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate..
“Eurodollar Reference Rate” means, for any day, a fluctuating rate of interest per annum equal to:
(a)    the rate per annum (on the basis of a 360-day year) quoted on the Reuters Screen LIBOR01 page (or such other page as may replace the LIBOR01 page on that service, or any successor or replacement service, for the purpose of displaying LIBOR), or if such page or successor page replacing it does not have the required details, is not accessible or ceases to display, on the relevant pages of any other service (such as Bloomberg Financial Markets Service) as may be reasonably selected by the Administrative Agent as suitable for determining LIBOR, for a period equal to one (1) month, at approximately 11:00 A.M., London time, on such day (or if such day is not a London Banking Day, the immediately preceding London Banking Day); and
(b)    in the event that the rate referred to in clause (a) above is not available at such time for any reason, the average (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent (1/16 of 1%)) of the rates per annum for a period equal to one (1) month at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in an amount comparable to such Loan are offered to at least two (2) reference banks in the London interbank market at approximately 11:00 a.m., London time, on such day (or if such day is not a London Banking Day, the immediately preceding London Banking Day).
“Event of Default” has the meaning specified in Section 8.01.

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“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings and proceeds of Involuntary Dispositions), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance or indemnity payments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to the Administrative Agent’s Office on such Business Day on such transactions as determined by the Administrative Agent.
“Fee Letter” means that certain Fee Letter of even date herewith among the Borrower, the Lender and the Administrative Agent, providing for certain fees to be paid by the Borrower.
“Fee Schedule” means that certain Schedule of Fees agreed among the Borrower and the Depository Bank on January 27, 2016, providing for certain fees to be paid to the Depository Bank.
“Flood Hazard Property” means any portion of the Mortgaged Property that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“FRBNY” means the Federal Reserve Bank of New York.
“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).

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“Guarantee” or “guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed or expressly undertaken by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Obligations” has the meaning set forth in Section 9.01.
“Guarantors” means, collectively, Holdings, SJCC, SJTC and, in the event the Borrower or Holdings ever forms or acquires any other Subsidiaries (without implying any consent by the Lender to the formation or acquisition of any such other Subsidiary), all such other Subsidiaries which become parties to this Agreement as guarantors.
“Guaranty” means, collectively, the Guarantee made by the Guarantors under Article 9 in favor of the Lender.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.
“Historical Financial Statements” means (i) the audited financial statements of Westmoreland for the fiscal years ended December 31, 2013 and December 31, 2014, and the unaudited financial statements of Westmoreland for the first nine months of the fiscal year ended December 31, 2014 and for the first nine months of the fiscal year ended December 31, 2015, (ii) the audited combined financial statements of SJCC and SJTC for the fiscal years ended December 31, 2013 and December 31, 2014, and the unaudited combined financial statements of SJCC and SJTC for the first nine months of the fiscal year ended December 31, 2014 and for the first nine months of the fiscal year ended December 31, 2015.
“Holdings” means Westmoreland San Juan Holdings, Inc., a Delaware corporation and a wholly-owned Subsidiary of Westmoreland.

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“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments evidencing obligations for borrowed money;
(b)    the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations (including, without limitation, earnout obligations) of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than ninety (90) days after the date on which such trade account was created);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all indebtedness in respect of Capitalized Leases of such Person;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
“Indemnitees” has the meaning specified in Section 11.04(b).
“Information” has the meaning specified in Section 11.07.
“Intellectual Property” has the meaning set forth in the Security Agreement.
“Interest Payment Date” means the first day of each May, August, November and February, beginning with the first of such dates to occur after the Closing Date and any other date on which interest is due and payable pursuant to this Agreement.

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“Interest Period” means each period of three calendar months beginning on an Interest Rate Adjustment Date, provided, however that the initial Interest Period shall begin on February 4, 2016 and continue until May 1, 2016 and the Interest Period in which the Maturity Date occurs shall end on the Maturity Date.
“Interest Rate Adjustment Date” means (i) February 4, 2016, and (ii) May 1, 2016 and the first day of each third calendar month thereafter.
“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.
“IRS” means the United States Internal Revenue Service.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” means NM Capital Utility Corporation, a Delaware corporation, and its successors and assigns.
“Lender’s Office” means the Lender’s address and, as appropriate, account as set forth on Schedule II to this Agreement, or such other address or account as the Lender may from time to time notify the Borrower; which office may include any Affiliate of the Lender.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance

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on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means the loan made by the Lender to the Borrower under Article 2.
“Loan Documents” means, collectively, (a) this Agreement, (b) the Guaranty, (c) the Note, (d) the Collateral Documents, (e) the Fee Letter, (f) the Westmoreland Negative Covenant Agreement, and (g) all other certificates, agreements, documents and instruments executed and delivered, in each case, by or on behalf of any Loan Party pursuant to the foregoing.
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Margin” means, during any period during the term of the Loan, the rate per annum set forth in the table below opposite such period:

Period	Margin
Closing Date through 1/31/2017	7.25%
2/1/2017 through 1/31/2018	9.25%
2/ 1/2018 through 1/31/2019	12.25%
2/ 1/2019 through 1/31/2020	13.25%
2/1/2020 until the Maturity Date	14.25%
“Market Disruption Event” shall have the meaning given to such term in Section 3.02(b).
“Market Disruption Event Notice” any notice delivered by the Lender to the Administrative Agent pursuant to Section 3.02(b) (with a copy to the Borrower) notifying the Administrative Agent that it has reasonably determined that the relevant rates of interest referred to in the definition of “Eurodollar Rate” in this Section 1.01 (Certain Defined Terms) upon the basis of which the rate of interest for any Interest Period is to be determined are not likely adequately to cover its cost of making or maintaining the Loan, or maintaining any other amount hereunder not paid when due, for such Interest Period.
“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of repayment of the Obligations of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Lender under any Loan Document, or of the ability of the Loan Parties, taken as a whole, to perform their obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
“Material Contract” means, with respect to any Loan Party, each contract or agreement (a) to which such Loan Party is a party involving aggregate consideration payable to or by such Person of $1,000,000 or more in any year or (b)  otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Loan Party or (c) any other contract, agreement, permit or license, written or oral, of any Loan Party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, would reasonably

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be expected to have a Material Adverse Effect. Without limiting the foregoing, the Coal Supply Contracts, the Stock Purchase Agreement and all agreements required by the terms of the Stock Purchase Agreement to be executed and delivered shall constitute Material Contracts.
“Maturity Date” means February 1, 2021; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Maximum Rate” has the meaning given in Section 11.09.
“Mine Plan” means the 7-year mine plan submitted to the Lender before the Closing Date.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage” or “Mortgages” means, individually and collectively, as the context requires, each of the fee or leasehold mortgages, deeds of trust and deeds executed by a Loan Party that purport to grant a Lien to the Lender (or a trustee for the benefit of the Lender) in any Mortgaged Properties, in form and substance satisfactory to the Lender.
“Mortgaged Property” means the San Juan Property and any other owned or leased property of a Loan Party listed on Schedule 5.19(g)(i) to the Disclosure Letter and any other owned or leased real property of a Loan Party that is or will become encumbered by a Mortgage in favor of the Lender in accordance with the terms of this Agreement.
“Mortgaged Property Support Documents” means with respect to any real property subject to a Mortgage, the deliveries and documents described on Exhibit H attached hereto.
“MUFG” means MUFG Union Bank, N.A., a national banking association.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Negotiation Period” has the meaning given in Section 3.02(b)(i).
“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Equity Issuance, or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid in cash to a taxing authority as a result thereof (by any Loan Party or any direct or indirect owner thereof) and (c) in the case of any Disposition or any Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Lender) on the related property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non‑cash consideration received by any Loan Party or any Subsidiary in any Disposition, Equity Issuance or Involuntary Disposition.

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“Note” has the meaning given in Section 2.09.
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit D or such other form as may be approved by the Lender or the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer.
“NPL” means the National Priorities List under CERCLA.
“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to the Loan, and (b) all costs and expenses incurred by the Lender, the Administrative Agent or the Depository Bank in connection with enforcement and collection of the foregoing, including the reasonable fees, charges and disbursements of counsel to the Lender, the Administrative Agent and the Depository Bank, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Operating Budget” means the operating budget of the coal mine owned and operated by SJCC and SJTC attached to the letter agreement of even date herewith between the Loan Parties and the Lender, as such operating budget may be revised from time to time pursuant to Section 6.01(c) or Section 6.01(d)(ii).
“Operating Expenses” or “operating expenses,” whether used with respect to actual operating expenses or projected operating expenses, means those expenses of a type included as operating expenses in the Operating Budget.
“Operating Reserve Account” has the meaning given to such term in subsection 6.19.1.
“Operating Reserve Deficiency” means, at any time of determination, the amount by which Ten Million Dollars ($10,000,000.00) exceeds the balance held in the Operating Reserve Subaccount.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).
“PBGC” means the Pension Benefit Guaranty Corporation.

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“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Cash Management Investments” means (a) Cash Equivalents, and (b) such other types of investments as may be mutually agreed to and designated in writing by all parties hereto as “Permitted Cash Management Investments.”
“Permitted Encumbrances” means, with respect to any Mortgaged Property, such encumbrances upon such Mortgaged Property as are set forth in any title report delivered to the Lender before the Closing Date or, in the case of any Mortgaged Property becoming subject to a Mortgage after the Closing Date, before the execution and delivery of such Mortgage, but only if such encumbrances are approved by the Lender as “Permitted Encumbrances” with respect to such Mortgaged Property.
“Permitted Liens” has the meaning set forth in Section 7.01.
“Permitted Tax Distributions” means, for so long as the applicable Loan Party is treated as a partnership for federal income tax purposes or is treated as part of an “affiliated group” as defined in Section 1504 of the Code, aggregate cash distributions by such Loan Party to its direct or indirect stockholders, partners or members (any of such direct or indirect stockholders, partners or members, a “Member”) in amounts sufficient to allow such Members to pay their estimated and final federal, state and local income tax liabilities, based on the Effective Tax Rate (as defined herein), deemed to arise from the taxable income of the Person making such distribution or any Subsidiary thereof (such taxable income calculated taking into account any additional deductions or losses available to a Member as a result of any basis adjustment pursuant to Section 743 of the Code and taking into account losses, if any, of the distributing Person or its Subsidiaries from prior periods which are permitted to be applied by the Members to offset income in the current period, such losses to be applied on a Member-by-Member basis so that the excess losses of one Member shall not be netted hereunder against the taxable income of another Member, except to the extent such Members are part of the same “affiliated group”), but only to the extent of the Members’ actual cash payments currently required to be made to federal, state and local income taxing authorities in payment of federal, state and local income tax liabilities. Such distributions may be made not more frequently than quarterly with respect to each period for which an installment of estimated tax would be required to be paid by such Members (and then, not more than thirty (30) days prior to the due date of the taxes which are the subject of such distribution), except that an additional final distribution may be made after the final taxable income of the applicable Loan Party for any fiscal year has been determined in an amount equal to the excess of the income tax liability of the Members of such Loan Party as computed herein with respect to the immediately preceding taxable year over the aggregate amount of any prior Permitted Tax Distributions made to the Members with respect to such taxable year; provided, the maximum aggregate amount of Permitted Tax Distributions for any such period made to each Member shall not exceed the lesser of (x) the product of (a) the taxable income of the Person making such distribution or its Subsidiaries (calculated as described above) allocable to such Member (taking into

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account any additional deductions or losses available to the Members as a result of any basis adjustment pursuant to Section 743 and taking into account losses, if any, of the distributing Person from prior periods which are permitted to be applied by such Member to offset income in the current period) for such period, multiplied by (b) the Effective Tax Rate allocable to such Member. The Effective Tax Rate shall be equal to the sum of (i) the highest individual or corporate marginal federal income tax rate applicable to any Member for the applicable year and (ii) the percentage with respect to state and local income tax rates for that year that the board of managers of the Person making the Permitted Tax Distributions determines in good faith is appropriate (provided that such percentage shall not exceed the highest state and local income tax rates applicable to any Member), and (y) the actual federal, state and local income tax liability of such Member.
“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) licenses, sublicenses, leases or subleases granted by SJCC or SJTC to others not interfering in any material respect with the business of the Borrower and its Subsidiaries (provided that the rights of SJCC or SJTC (as the case may be) therein shall be Collateral); and (c) the sale or disposition of Cash Equivalents for fair market value.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Pledged Equity” has the meaning specified in the Security Agreement and shall include, among other things, all of the Equity Interest in the Borrower and its Subsidiaries, including SJCC and SJTC.
“PNM” means Public Service Company of New Mexico.
“PNM Resources” has the meaning given in Section 6.01(e).
“Prime Rate” means the rate of interest per annum publicly announced from time to time by The Bank of Tokyo-Mitsubishi UFJ, Ltd. as its prime commercial lending rate for extensions of credit in Dollars. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. It is understood that The Bank of Tokyo-Mitsubishi UFJ, Ltd. may price loans to its customers at, above, or below the Prime Rate, and that the prime rate is not intended to be the lowest rate of interest charged by The Bank of Tokyo-Mitsubishi UFJ, Ltd. in connection with extensions of credit to debtors.
“Principal Payment Date” means each day on which any payment of principal is due and payable pursuant to Section 2.03.
“Project Cash Flow” means, for any period, the excess (if any) of (a) cash received by the Borrower and its Subsidiaries during such period (collectively, the “Project Revenues”) from (i) the operations of the Borrower and its Subsidiaries, (ii) interest accrued on, and other income derived from, the balance outstanding during such period in the Cash Management Collection Account, and all other accounts, wherever maintained, of the Borrower and its Subsidiaries, to the extent that such interest has been credited thereto, (iii) the proceeds of any business interruption insurance, and (iv) all other income, however earned, by the Borrower and its Subsidiaries during such period, excluding, however, all Extraordinary Receipts (other than Net Cash Proceeds of any Disposition or Involuntary Disposition to

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the extent such amounts are actually applied to replace, repair or reconstruct the property Disposed of or Involuntarily Disposed of), over (b) the sum, without duplication, of (i) the direct operating and maintenance costs of the Borrower and its Subsidiaries paid or payable during such period, (ii) property taxes paid or payable during such period by the Borrower and its Subsidiaries with respect to the San Juan Property, (iii) sales and excise taxes paid or payable during such period by the Borrower and its Subsidiaries with respect to the sale and transportation of coal and ash, (iv) costs and expenses paid or payable by the Borrower and its Subsidiaries during such period in connection with the procurement and transportation of coal and ash, (v) all reasonable and necessary Capital Expenditures made by the Borrower and its Subsidiaries during such period in connection with the maintenance of its operations in accordance with the Mine Plan, except to the extent of any such Capital Expenditures financed with the proceeds of Indebtedness incurred in compliance with this Agreement, and (vi) all other costs and expenses (including, without limitation, Capital Expenditures and obligations under operating leases) required to be paid by the Borrower and its Subsidiaries during such period (provided, however, that the amounts set forth in this clause (b) shall not include Debt Service payable during such period). Each calculation of Project Cash Flow shall be made on a Consolidated basis with respect to the Borrower and its Subsidiaries.
“Qualifying Control Agreement” means an agreement, among a Loan Party, a depository institution or securities intermediary and the Lender, which agreement is in form and substance acceptable to the Lender and which provides the Lender, for the benefit of the Secured Parties, with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.
“Real Estate” has the meaning given in Section 6.13(b).
“Reclamation Services Agreement” means the Reclamation Services Agreement dated as of July 1, 2015 by and between SJCC, as assignee of Westmoreland, and Public Service Company of New Mexico, a copy of which is attached to the Stock Purchase Agreement as Exhibit B.
“Regulatory Change” means, with respect to the Lender, the occurrence after the date of this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any governmental or monetary authority charged with the interpretation or administration thereof or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any governmental or monetary authority, in each case under clause (a), (b) or (c) of this definition, to the extent applying to a class of Persons including the Lender.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
“Reserve Tail” means as of any date of determination, the lesser of: (i) the quotient obtained by dividing the proven and probable coal reserves remaining to be mined from the San Juan Property on the last principal repayment date under this Agreement (as adjusted by the effect of mandatory prepayments and as projected in the current Mine Plan) by the total proven and probable coal reserves in the San Juan Property as of the date of this Agreement after accounting for additions to the proven and probable coal

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reserves since the date of this Agreement; and (ii) the quotient obtained by dividing the coal contracted for sale under the Coal Supply Agreement that remains to be sold after the last principal repayment date (as adjusted by the effect of mandatory prepayments) by the total coal contracted for sale under the Coal Supply Agreement taking into account future additions or reductions in contracted sales tonnage that may be agreed by the Borrower and PNM.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, controller, any vice president and the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Lender, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Lender, appropriate authorization documentation, in form and substance satisfactory to the Lender.
“Restricted Payment” means (a) any dividend or other distribution (including without limitation Permitted Tax Distributions), direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of the Loan Parties or any of their respective Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of the Loan Parties or any of their respective Subsidiaries, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“San Juan Coal Company” or “SJCC” means San Juan Coal Company, a Delaware corporation, and its successors or assigns.
“SJCC Operating Account” has the meaning given to such term in subsection 6.19.1. “San Juan Property” has the meaning given in the Stock Purchase Agreement.
“San Juan Transportation Company” or “SJTC” means San Juan Transportation Company, a Delaware corporation, and its successors or assigns. “Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Obligations” means (a) in the case of the Borrower or Holdings, (i) all Obligations, and (ii) all costs and expenses incurred by the Lender, the Administrative Agent or the Depository Bank in connection with enforcement and collection of the foregoing, including the reasonable fees, charges and

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disbursements of counsel of the Lender, the Administrative Agent and the Depository Bank, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) in the case of any Guarantor other than Holdings, such Guarantor’s Guaranteed Obligations.
“Secured Party” or “Secured Parties” means the Lender, the Administrative Agent and the Depository Bank.
“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.
“Security Agreement” means the security and pledge agreement, dated as of the Closing Date, executed in favor of the Lender by each of the Loan Parties.
“Solvency Certificate” means a solvency certificate in substantially in the form of Exhibit F.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Purpose Entity” or “SPE” means, when used with respect to a Loan Party, that such Loan Party is in compliance with all of the requirements set forth on Exhibit G attached hereto.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D of the FRB. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the FRB or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Stock Purchase Agreement” means the Stock Purchase Agreement dated as of July 1, 2015 between BHP Billiton New Mexico Coal, Inc., as seller, and Borrower, as assignee of Westmoreland, as purchaser.

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“Subordinating Loan Party” has the meaning given in Section 11.15.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Loan Parties.
“Substitute Basis” has the meaning given in Section 3.02(b)(i).
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).
“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Indebtedness” or as a liability on the Consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Threshold Amount” means $250,000.
“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any

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Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“United States” and “U.S.” mean the United States of America.
“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.
“Westmoreland” means Westmoreland Coal Company, a Delaware corporation.
“Westmoreland Negative Covenant Agreement” means the Negative Covenant Agreement of even date herewith made by Westmoreland to and for the benefit of the Lender.
“Westmoreland Services Agreement” means the Services Agreement of even date herewith between SJCC and Westmoreland.
“Withdrawal Certificate” means a certificate delivered by the Lender to the Depository Bank in substantially the form of Exhibit E attached hereto.
Section 1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, except that references in this Agreement to Schedules shall be deemed to refer to Schedules to the Disclosure Letter unless otherwise specified, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
Section 1.03    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Historical Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Historical Financial Statements of SJCC and SJTC for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
Section 1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.05    Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to Mountain time (daylight or standard, as applicable).
The Lender does not warrant, nor accept responsibility, nor shall the Lender have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or “Eurodollar Reference Rate” or with respect to any comparable or successor rate thereto.
Section 1.06    UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by

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those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
ARTICLE 2 THE LOAN
Section 2.01    The Loan. Subject to the terms and conditions set forth herein, the Lender agrees to make the Loan to the Borrower, in Dollars on the Closing Date, in a principal amount not to exceed $125,000,000, solely for the purpose of financing a portion of the purchase price and costs of the Acquisition. Amounts of the Loan that are repaid or prepaid may not be reborrowed.
Section 2.02    Disbursement of Loan. Upon satisfaction of the conditions set forth in Section 4.01, the Lender shall make the requested funds available to the Borrower by wire transfer of such funds for the account of the Borrower for application to the purchase price under the Stock Purchase Agreement.
Section 2.03    Repayment of Loan.
(a)    Until the Maturity Date, the Borrower shall repay the Loan in installments on the dates set forth in the payment schedule set forth on Schedule I attached hereto in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.04), unless accelerated sooner pursuant to Section 8.02.
(b)    On the Maturity Date, the Borrower shall repay the entire unpaid principal amount of the Loan, together with all accrued unpaid interest and all other amounts payable under this Agreement and the other Loan Documents.
Section 2.04    Prepayments.
(a)    Optional. The Borrower may, upon notice to the Lender pursuant to delivery to the Lender (with a copy to the Administrative Agent) of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay the Loan in whole or in part without premium or penalty subject to Section 3.04; provided that, unless otherwise agreed by the Lender (A) such notice must be received by Lender not later than 1:00 p.m. three (3) Business Days prior to any date of prepayment, and (B) any prepayment shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of principal shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.04. Each prepayment of the Loan pursuant to this Section 2.04(a) shall be applied to the scheduled principal installments in inverse order of their respective due dates.
(b)    Mandatory Quarterly Prepayments. On each quarterly payment date with respect to interest on or principal of the Loan, a mandatory prepayment shall be due in the amount equal to the amount remaining in the Loan Prepayments Subaccount after any application on such date of funds in the Cash Management Collection Account (as hereinafter defined) as provided in paragraphs (a) through (d) of subsection 6.19.3. Each prepayment of the Loan pursuant to this Section 2.04(b) shall be applied to the scheduled principal installments in inverse order of their respective due dates.

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(c)    Costs Payable Upon Prepayment. All prepayments under this Section 2.04 shall be subject to Section 3.04, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.
Section 2.05    Interest and Default Rate.
(a)    Interest. Subject to the provisions of Section 2.05(b), (i) for each day during the period from the Closing Date until February 4, 2016, the principal amount of the Loan shall bear interest at the per annum rate equal to the Alternate Rate established for such day plus the Margin then in effect, and (ii) beginning on February 4, 2016 and continuing thereafter, for each day during an Interest Period, the principal amount of the Loan shall bear interest at the per annum rate equal to the Eurodollar Rate established for such Interest Period plus the Margin then in effect.
(b)    Default Rate.
(i)    If any amount of principal of the Loan is not paid when due (without regard to any applicable grace periods unless funds are available in the Loan Payments Subaccount in an amount sufficient to make such payment), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    If any amount (other than principal of the Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods, unless funds are available in the Loan Payments Subaccount in an amount sufficient to make such payment), whether at stated maturity, by acceleration or otherwise, then upon the request of the Lender such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    At the option of the Lender while any Event of Default exists (including a payment default), and automatically and without any further action by the Lender if an Event of Default described in item (f) of Section 8.01 exists, all outstanding Obligations shall accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest Payments. Interest on the Loan shall be due and payable in arrears on each Interest Payment Date, beginning with the first of such dates occurring after the Closing Date, on the Maturity Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
Section 2.06    Certain Fees and Expenses. (a) The Borrower shall pay to the Lender and the Administrative Agent such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified, including all fees set forth in the Fee Letter. The Borrower shall pay to the Depository Bank such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified, including all fees set forth in the Fee Schedule. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

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(b)    On or before April 1, 2016, the Borrower will pay or cause to be paid to the Lender an amount sufficient to pay, or to reimburse the Lender for all amounts paid by it on account of, (i) the costs and expenses described in clause (i) of Section 11.04(a) hereof and (ii) any amount paid by Lender to the Administrative Agent for amounts due and payable to the Administrative Agent on the Closing Date, including amounts payable by Borrower to the Administrative Agent pursuant to the Fee Letter and not paid by the Borrower on the Closing Date.
Section 2.07    Computation of Interest. All computations of interest shall be made on the basis of a year of 360 days and actual days elapsed. Interest shall accrue on each portion of the Loan for the day on which the Loan is made, and shall not accrue on any portion of the Loan for the day on which such portion is paid, provided that any portion of the Loan that is repaid on the same day on which it is made shall bear interest for one (1) day. Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
Section 2.08    General Payment Terms.
(a)    Notwithstanding anything to the contrary provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at its payment address set forth on Schedule II attached hereto, for the account of the Lender, for deposit into the Cash Management Collection Account, not later than 1:00 p.m. New York City time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).
(b)    Each payment received by the Administrative Agent under this Agreement for account of the Lender shall be paid by the Administrative Agent promptly to the Lender, in immediately available funds, at the Lender’s payment address specified herein or as otherwise agreed in writing between the Lender and the Administrative Agent.
(c)    If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.
(d)    Without limiting any of the obligations of the Borrower or the rights of the Lender and the Administrative Agent hereunder, if the Borrower shall fail to pay when due (whether at stated maturity, by prepayment, acceleration or otherwise) any amount payable by it hereunder or under the Note each of the Lender and the Administrative Agent is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, without prior notice to the Borrower (which notice is expressly waived by the Borrower to the fullest extent permitted by applicable law), in respect of the amount owed to it, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, in any currency, matured or unmatured) and any other obligations at any time held or owing by the Lender or the Administrative Agent, as applicable, or any of their respective Affiliates, or by any branch or agency of the Lender or the Administrative Agent, as applicable, to or for the credit or account of the Borrower. If the Lender or the Administrative Agent exercises such right, it shall promptly provide notice to the Borrower of such set-off, provided that failure by the Lender or the Administrative Agent to provide such notice to the Borrower shall not give the Borrower any cause of action or right to damages or affect the validity of such set-off and application. The rights of the Lender and the Administrative Agent under this paragraph (d) are in addition to any other rights and remedies (including, without limitation, any other rights of set-off) that the Lender or the Administrative Agent may have.

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Section 2.09    Note. The Borrower shall execute and deliver a promissory note in substantially the form of Exhibit A attached hereto, duly completed, to evidence the Borrower’s obligation to repay the Loan, with interest as provided herein (including all extensions, renewals, replacements or other modifications thereof, the “Note”).
ARTICLE 3 TAXES, YIELD PROTECTION AND ILLEGALITY
Section 3.01    Additional Costs.
(a)    The Borrower shall pay directly to the Lender from time to time such amounts as the Lender may determine in good faith to be necessary to compensate the Lender for any costs attributable to its making or maintaining of the Loan, or any reduction in any amount receivable by the Lender hereunder in respect of the Loan or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case, from those costs and amounts receivable existing on the date hereof, resulting from any Regulatory Change that:
(i)    changes the basis of taxation of any amounts payable to the Lender under this Agreement or the Note (other than changes in rates of taxes imposed on or measured by the overall net income of the Lender by the jurisdiction in which the Lender pays such taxes due to operations, personnel or assets other than the Loan and other than Covered Taxes as described in Section 3.05 (Covered Taxes)); or
(ii)    imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Lender; or
(iii)    imposes any other duty or charge in respect of this Agreement or the Note or the Loan.
(b)    Without limiting the effect of the foregoing provisions of this Section 3.01 (but without duplication), if any Regulatory Change regarding capital requirements affecting the Lender or the Lender’s parent or holding company, if any, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s parent or holding company, if any, to a level below that which the Lender or the Lender’s parent or holding company, if any, would have achieved but for such Regulatory Change (taking into consideration the Lender’s policies and the policies of the Lender’s parent or holding company, if any, with respect to capital adequacy) as a consequence of the Lender’s obligations hereunder, then the Borrower shall pay directly to the Lender from time to time on request such additional amount or amounts as the Lender may reasonably determine to be necessary to compensate the Lender or the Lender’s parent or holding company, if any, for any such reduction suffered.
(c)    To the extent that the Lender has funded or is maintaining the Loan with proceeds of one or more loans obtained by the Lender from one or more banks having their applicable lending offices within the United States and, pursuant to the loan agreement(s) or other documents under which the Lender obtains or has obtained such loan(s), the Lender is obligated to pay one or more of such banks any compensation for increased costs or reductions in return of a type similar to those described in the foregoing provisions of this Section 3.01, the Borrower shall pay directly to the Lender from time to time upon request such additional amount or amounts (but without duplication of amounts described in paragraphs (a) or (b) above) as the Lender shall be obligated to pay.

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(d)    The Lender shall notify the Borrower of any event occurring after the date of this Agreement entitling the Lender to compensation under paragraph (a), (b) or (c) of this Section 3.01 as promptly as practicable, but in any event, within 120 days after the Lender obtains actual knowledge thereof; provided that if the Lender fails to give such notice within 120 days after it obtains actual knowledge of such an event, the Lender shall, with respect to compensation payable pursuant to this Section 3.01 in respect of any Additional Costs resulting from such event, only be entitled to payment under this Section 3.01 for costs incurred from and after the date 120 days prior to the date that the Lender delivers such notice. The Lender will furnish to the Borrower a certificate setting forth in reasonable detail the basis and amount of each request by the Lender for compensation under paragraph (a), (b) or (c) of this Section 3.01. Determinations and allocations set forth in such certificate by the Lender for purposes of this Section 3.01 of the effect of any Regulatory Change pursuant to Section 3.01(a), or of the effect of capital maintained pursuant to Section 3.01(b) or amounts payable by Lender as described in Section 3.01(c), on its costs or rate of return of maintaining the Loan, or on amounts receivable by it in respect of the Loan, and of the amounts required to compensate the Lender under this Section 3.01, shall, absent manifest error, be conclusive, provided that such determinations and allocations are made on a reasonable basis and are mathematically accurate.
Section 3.02    Alternate Interest Rate. Anything herein to the contrary notwithstanding, if, on or prior to the determination of the Eurodollar Rate for any Interest Period:
(a)    the Lender or the Administrative Agent reasonably determines that quotations of interest rates for the relevant deposits referred to in the definition of “Eurodollar Rate” in Section 1.01 (Certain Defined Terms) are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest as provided herein; or
(b)    the Administrative Agent receives a Market Disruption Event Notice from the Lender constituting any of the events set forth in paragraph (a) or (b) of this Section 3.02 (hereinafter a “Market Disruption Event”);
then the Lender or the Administrative Agent (at the written direction of the Lender) shall notify the Borrower thereof within three (3) Business Days after the occurrence of such Market Disruption Event and the following provisions shall apply:
(i)    During the thirty-day period following the date of any such Market Disruption Event Notice (the “Negotiation Period”), the Lender and the Borrower will negotiate in good faith for the purpose of agreeing upon an alternative, mutually acceptable basis (the “Substitute Basis”) for determining the rate of interest to be applicable to the Loan, and any other amounts hereunder not paid when due, from time to time and if, at the expiry of the Negotiation Period, the Lender and the Borrower have agreed upon a Substitute Basis and any required governmental approvals therefor have been obtained, the Substitute Basis shall take effect from such date (including such retroactive date) as the Lender and the Borrower may in such circumstance agree.
(ii)    If, at the expiry of the Negotiation Period, a Substitute Basis shall not have been agreed upon or any required governmental approvals therefor shall not have been obtained, and the Lender shall reasonably determine and notify the Administrative Agent in writing by way of a notice that the Eurodollar Rate will not adequately and fairly reflect the cost to the Lender of funding and maintaining the Loan, and any other amounts hereunder not paid when due, for the applicable Interest Period, then, the Lender or the Administrative Agent, at the written direction of the Lender, shall so notify the Borrower of the Lender’s reasonable

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determination and the interest payable to the Lender on the Loan, and such other amounts not paid when due, to which such Interest Period applies shall be interest at a rate per annum equal to the Alternate Rate plus the Margin. The interest rate determined pursuant to clause (ii) of this Section 3.02(b) shall be binding on all of the parties hereto and shall take effect from the date the Administrative Agent or the Lender so notifies the Borrower and be applied retroactively from the beginning of the relevant Interest Period in respect of which the Market Disruption Event occurred.
The procedures specified in clauses (i) and (ii) above shall apply to each relevant period succeeding the first such period to which they were applied unless and until the Lender or the Administrative Agent, at the written direction of the Lender, notifies the Borrower that it has reasonably determined that the applicable Market Disruption Event no longer exists, which notice the Lender agrees to give, promptly after the cessation of such Market Disruption Event, whereupon interest on the Loan shall again be determined in accordance with the provisions of Section 2.05 (Interest and Default Rate), effective commencing on the first day of the next Interest Period, as the case may be, immediately succeeding such notice.
Section 3.03    Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for the Lender to honor its obligation hereunder to fund or otherwise maintain its Loan, then, at the election of the Lender (by notice to the Administrative Agent and the Borrower), the Borrower will prepay the Loan in full (or in the amount of the affected portion thereof) together with accrued interest thereon and all other amounts payable to the Lender hereunder (including amounts payable under Section 3.04 (Compensation)) to the Lender, on the last day of the then current Interest Period for such Loan (or on such earlier date as shall be certified by the Lender as being the last permissible date for such prepayment under the relevant law, rule, regulation, treaty or directive).
Section 3.04    Compensation. The Borrower shall pay to the Lender or to the Administrative Agent for the account of the Lender, upon the request of the Lender (including any request made through the Administrative Agent), such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate it for any loss, cost or reasonable expense that the Lender determines in good faith is attributable to:
(a)    any payment or prepayment, for any reason (including acceleration of the Loan pursuant to Article 8), of any principal amount of the Loan on a date other than an Interest Rate Adjustment Date; or
(b)    any failure by the Borrower for any reason (including the failure of any of conditions precedent specified in Article 4 (Conditions Precedent) to be satisfied) to borrow the Loan from the Lender on the Closing Date, other than any failure which results from a default by the Lender under this Agreement.
Such compensation shall include any loss of anticipated profits, and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such portion of the Loan or from fees or other amounts payable as a result of prepayment of any loans from which such funds were obtained or as a result of any termination or modification of any Swap Contracts entered into to hedge the Lender’s interest rate risk with respect to such loans, and an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid or prepaid for the period from the date of such payment or prepayment to the last day of the then current Interest Period at the applicable rate of interest provided for herein (excluding, however, the applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by the Lender or the

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Administrative Agent) that otherwise would have accrued on such principal amount by placing such amount on deposit for a comparable period with leading banks in the London interbank eurodollar market (regardless of whether the Lender actually makes any such deposit).
Section 3.05    Covered Taxes. The Borrower agrees that:
(a)    All payments of principal of and interest on the Loan and all other amounts payable on, under or in respect of this Agreement, the Loan, or the Note by the Borrower, including amounts payable by the Borrower under paragraph (b) of this Section 3.05, shall be made free and clear of all present and future income, stamp and other taxes and levies, imposts, deductions, charges, compulsory loans and withholdings (other than taxes imposed on the overall net income of the Lender by the jurisdiction in which it has its principal office) (hereinafter called “Covered Taxes”) all of which will be paid by or on behalf of the Borrower, for its own account, prior to the date on which penalties attach thereto.
(b)    The Borrower will indemnify the Administrative Agent and the Lender against, and reimburse the Administrative Agent and the Lender on demand for, any Covered Taxes paid by the Administrative Agent or the Lender and any loss, liability, claim or expense, including interest, penalties and reasonable and documented legal fees, which the Administrative Agent or the Lender may incur at any time arising out of or in connection with any failure of the Borrower to make any payment of Covered Taxes when due. If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 3.05(c), the Lender shall pay to the Borrower as soon as practicable an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under Section 3.05(c) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by the Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority.
(c)    In the event that the Borrower is required by applicable law, decree or regulation to deduct or withhold Covered Taxes from any amounts payable on, under or in respect of this Agreement, the Loan or the Note (including amounts payable under paragraph (b) of this Section 3.05, the Borrower shall pay the Lender or the Administrative Agent, as applicable, such additional amount as may be required, after the deduction or withholding of Covered Taxes, to enable the Lender or the Administrative Agent, as applicable, to receive from the Borrower an amount equal to the full amount stated to be payable under this Agreement, the Loan and the Note.
(d)    The Borrower shall furnish to the Administrative Agent original or certified, notarized copies of tax receipts in respect of any withholding of Covered Taxes required under this Section 3.05 within 30 days after the date of each payment hereunder as to which such withholding is required, and the Borrower shall promptly furnish to the Administrative Agent any other information, documents and receipts that the Administrative Agent or the Lender may from time to time reasonably require to establish to its satisfaction that full and timely payment has been made of all Covered Taxes required to be paid under this Section 3.05.
Section 3.06    Mitigation. If an event or circumstance occurs that would entitle the Lender to exercise any of the rights or benefits afforded by this Article 3, the Lender, promptly upon becoming

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aware of the same, shall take all steps as may be reasonably available to eliminate or mitigate the effects of such event or circumstance; provided, however, that the Lender shall not be under any obligation to take any step that, in its sole discretion, would (a) result in its incurring additional costs or taxes or (b) otherwise be disadvantageous to the Lender.
Section 3.07    Survival. All of the Borrower’s obligations under this Article 3 shall survive the full and final payment and satisfaction of all Obligations hereunder and the resignation or removal of the Administrative Agent.
ARTICLE 4 CONDITIONS PRECEDENT TO LOAN
Section 4.01    Conditions Precedent. The obligations of the Lender to make the Loan hereunder is subject to satisfaction of the following conditions precedent:
(a)    Execution of Loan Agreement; Loan Documents. The Lender shall have received (i) counterparts of this Agreement, executed by a Responsible Officer of each Loan Party, (ii) the original Note, executed by a Responsible Officer of the Borrower, (iii) a counterpart of the Fee Letter, executed by a Responsible Officer of the Borrower, (iv) counterparts of the Security Agreement, each Mortgage and any related Mortgaged Property Support Document, the Environmental Indemnity Agreement, and each other Collateral Document, each executed by a Responsible Officer of the applicable Loan Parties and a duly authorized officer of each other Person party thereto, as applicable, (v) a counterpart of the Westmoreland Negative Covenant Agreement, executed by an authorized officer of Westmoreland, and (vi) counterparts of all other Loan Documents, each executed by a Responsible Officer of the applicable Loan Party and a duly authorized officer of each other Person party thereto.
(b)    Payment Direction to PNM. A written direction, irrevocable without the consent of the Lender for so long as any of the Obligations remain unpaid and not satisfied, in form and substance satisfactory to the Lender, from SJCC to PNM authorizing and directing PNM to remit to the Administrative Agent, for deposit into the Cash Management Collection Account and application in accordance with Section 6.19 hereof, all amounts payable from time to time by PNM to or for the account of SJCC under the Coal Supply Agreement.
(c)    Officer’s Certificate. The Lender shall have received a certificate of a Responsible Officer dated the Closing Date, certifying as to the Organization Documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each Loan Party, the good standing, existence or its equivalent of each Loan Party and of the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party.
(d)    Legal Opinions of Counsel. The Lender shall have received opinions of counsel for the Loan Parties (including local counsel opinions), as to the form and enforceability of the Loan Documents, non-consolidation of the Loan Parties with other Persons, and such other matters as the Lender may require, each dated the Closing Date and addressed to the Lender, and each in form and substance acceptable to the Lender.
(e)    Financial Statements. The Lender shall have received copies of the financial statements referred to in Section 5.05, each in form and substance satisfactory to the Lender.

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(f)    Personal Property Collateral. The Lender shall have received, in form and substance satisfactory to the Lender:
(i)    (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Lender’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and bankruptcy searches;
(ii)    searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Lender in order to perfect the Lender’s security interest in the Intellectual Property;
(iii)    completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Lender’s sole discretion, to perfect the Lender’s security interest in the Collateral;
(iv)    stock or membership certificates, if any, evidencing the Pledged Equity and undated stock or transfer powers duly executed in blank; in each case to the extent such Pledged Equity is certificated;
(v)    in the case of any personal property Collateral located at premises leased by a Loan Party and set forth on Section 5.19(g)(ii), such estoppel letters, consents and waivers from the landlords of such real property to the extent required by the Lender and obtainable by the Borrower using its commercially reasonable efforts to do so (such letters, consents and waivers shall be in form and substance satisfactory to the Lender); and
(vi)    to the extent required to be delivered, filed, registered or recorded pursuant to the terms and conditions of the Collateral Documents, all instruments, documents and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to create and perfect the Lender’s security interest in the Collateral.
(g)    Real Property Collateral.
(i)    The Collateral Documents establishing the Lender’s mortgage liens on the San Juan Property and all other Mortgaged Property shall have been duly recorded and the Lender shall have received evidence satisfactory to the Lender of the recordation and the first priority status of such mortgage liens.
(ii)    The Lender shall have received, in form and substance satisfactory to the Lender all Mortgaged Property Support Documents with respect to each Mortgaged Property.
(h)    Liability, Casualty, Property, Terrorism and Business Interruption Insurance. The Lender shall have received copies of insurance policies, declaration pages, certificates, and endorsements of insurance or insurance binders evidencing liability, casualty, property, terrorism and business interruption insurance meeting the requirements set forth herein or in the Collateral Documents or as required by the Lender.

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(i)    Mine Plan. The Lender shall have received and shall have approved a copy of the Mine Plan, certified by the Borrower to be a true and complete copy thereof.
(j)    Solvency Certificate. The Lender shall have received a Solvency Certificate signed by a Responsible Officer of the Borrower as to the financial condition, solvency and related matters of the Borrower and its Subsidiaries, after giving effect to the initial borrowings under the Loan Documents and the other transactions contemplated hereby.
(k)    Initial Operating Budget. The Lender shall have received and approved the initial Operating Budget and the Loan Parties and the Lender shall have executed and delivered the letter agreement referred to in the definition of “Operating Budget” set forth in Section 1.01.
(l)    Existing Indebtedness of the Loan Parties. All of the existing Indebtedness for borrowed money of the Borrower and its Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 7.02) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date.
(m)    Consents. The Lender shall have received evidence that all members, boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the entering into of this Agreement have been obtained.
(n)    Fees and Expenses. The Lender, the Administrative Agent and the Depository Bank shall have received all fees and expenses, if any, owing pursuant to Section 2.06 or Section 11.04(a).
(o)    No Default; No Material Adverse Effect. No Default shall have occurred and be continuing and no other event or circumstance which is reasonably expected to result in a Material Adverse Effect shall have occurred and be continuing.
(p)    Closing Certificate of Loan Parties. The Lender shall have received a closing certificate executed and delivered by the Loan Parties in substantially the form of Exhibit C.
(q)    Insurance. The Lender shall have received evidence satisfactory to the Lender that all insurance coverages required to be maintained pursuant to the terms of the Loan Documents are in effect and provide such benefits to the Lender as are required pursuant to the Loan Documents.
(r)    Equity. The Lender shall have received evidence satisfactory to the Lender that Westmoreland, through its Subsidiary, Holdings, shall have invested not less than $10,000,000 of cash equity in the Borrower.
(s)    Cash Management Collection Account; Deposit Accounts; Control Agreements. The Cash Management Collection Account and all other Deposit Accounts required to be established pursuant to Section 6.19 shall have been established and the Lender shall have received fully executed Qualifying Control Agreements with respect to such Deposit Accounts, other than the Cash Management Collection Account. The Lender and Depository Bank shall have received fully executed counterparts of such written authorizations from the Loan Parties as may be required by either or both of the Depository Bank or the Lender to irrevocably authorize and direct the Depository Bank to receive and apply funds in accordance with the requirements of Section 6.19.

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(t)    Closing Under Stock Purchase Agreement. (i) There shall have been no modification of the Stock Purchase Agreement and no waiver of any of the provisions thereof, except to the extent disclosed to the Lender in writing before the Closing Date and approved by the Lender in writing, and (ii) all “Closing Conditions” under the Stock Purchase Agreement shall be satisfied and the “Closing” under the Stock Purchase Agreement shall have occurred in escrow, subject only to the disbursement of the Loan proceeds and the application thereof in accordance with this Agreement.
(u)    Coal Supply Letter Agreement. SJCC and PNM shall have executed and delivered, and provided the Lender with a true and complete copy of, a letter agreement dated on or about the Closing Date relating to the Coal Supply Agreement (the “Coal Supply Letter Agreement”).
(v)    Other Due Diligence. The Lender, the Administrative Agent and the Depository Bank shall have completed all other applicable due diligence investigations of the Loan Parties in scope, and with results, satisfactory to the Lender, including: (i) organizational structure of the Loan Parties being satisfactory to the Lender, (ii) the structure of the transaction being satisfactory to Lender’s accountants in Lender’s sole discretion (including with respect to variable interest entity accounting issues), (iii) satisfactory review of liquidity analysis for Westmoreland and the Loan Parties over the term of the Loan, and (iv) satisfactory review of the sources and uses of funds (including accommodation for future capital expenditures to the extent material).
(w)    Other Documents. All other documents provided for herein or which the Lender, the Administrative Agent and the Depository Bank may reasonably request or require.
(x)    Additional Information. Such additional information and materials which the Lender shall reasonably request or require.
ARTICLE 5 REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Lender, the Administrative Agent and the Depository Bank, as of the date made or deemed made, that:
Section 5.01    Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. The copy of the Organization Documents of each Loan Party provided to the Lender pursuant to the terms of this Agreement is a true and correct copy of each such document, each of which is valid and in full force and effect.
Section 5.02    Authorization; No Contravention. The execution and delivery by each Loan Party of, and the performance by such Loan Party of its obligations under, each Loan Document to which such Loan Party is or is to be a party have been duly authorized by all necessary corporate or other organizational action on the part of such Loan Party, and do not and will not (a) contravene the terms of any of such Loan Party’s Organization Documents; (b)  conflict with or result in any breach or contravention of, or the creation of any Lien (other than in favor of the Secured Parties) under, or require

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any payment to be made under (i) except as set forth in Schedule 5.02 to the Disclosure Letter, any Contractual Obligation under any Material Contract to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.
Section 5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution or delivery by any Loan Party of, or the performance by such Loan Party of its obligations under, or enforcement against any Loan Party of this Agreement or any other Loan Document except as set forth in Schedule 5.02 attached to the Disclosure Letter, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof, subject to Permitted Liens) or (d) the exercise by the Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents (other than, with respect to this clause (d), such as are required under applicable law in connection with the Lender’s exercise of remedies), other than (i) authorizations, approvals, actions, notices and filings which have been duly obtained and (ii) filings to perfect the Liens created by the Collateral Documents.
Section 5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity.
Section 5.05    Financial Statements; No Material Adverse Effect.
(a)    Historical Financial Statements. The Historical Financial Statements (i) except as described on Schedule 5.05(a) attached to the Disclosure Letter, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein; (ii) except as described on Schedule 5.05(a) attached to the Disclosure Letter, fairly present the financial condition of SJCC, SJTC and Westmoreland as of the dates thereof and their results of operations, cash flows and changes in shareholder’s equity for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of SJCC, SJTC and Westmoreland as of the date thereof, including liabilities for taxes, material commitments and Indebtedness; subject, however, to normal year-end audit adjustments with respect to unaudited periods.
(b)    Material Adverse Effect. Since the date of the last balance sheet included in the Historical Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
Section 5.06    Litigation. Except as disclosed on Schedule 5.06 attached to the Disclosure Letter, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or Westmoreland or against any of their properties or revenues that (a) purport to affect or pertain to this

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Agreement or any other Loan Document or any of the transactions contemplated hereby, or (1) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
Section 5.07    No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
Section 5.08    Ownership of Property. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.09    Environmental Compliance.
(a)    In connection with the Acquisition, the Borrower has reviewed the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on the businesses, operations and properties of SJCC and SJTC, and as a result thereof the Loan Parties have reasonably concluded that, to their knowledge, such Environmental Laws and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    None of the properties currently or, to the Loan Parties’ knowledge, formerly, owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or, to the Loan Parties’ knowledge, except as set forth on Schedule 5.09(b), is adjacent to any such property, to the Loan Parties’ knowledge, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and, to the Loan Parties’ knowledge, Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries except in material compliance with Environmental Laws.
(c)    Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the Loan Parties’ knowledge, except as set forth on Schedule 5.09(b), formerly, owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.
Section 5.10    Taxes. Each Loan Party and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed through the date of this Agreement or have requested extensions thereof, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets to the extent due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect, nor is there any tax sharing agreement applicable to the Borrower or any Subsidiary. The

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filing and recording of any and all documents required to perfect the security interests granted to the Lender (or for the benefit of the Lender) will not result in any documentary, stamp or other taxes, except to the extent the same have been paid or will be paid by Borrower.
Section 5.11    ERISA Compliance.
(a)    Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws, other than any noncompliance that would not reasonably be expected to have a Material Adverse Effect. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)    There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60%) or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date; (iv) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
(d)    Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 5.11(d) attached to the Disclosure Letter and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.
Section 5.12    Margin Regulations; Investment Company Act.
(a)    Margin Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

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(b)    Investment Company Act. None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 5.13    Disclosure. The Borrower has disclosed to the Lender (and has provided the Lender with copies of) all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it (including all material information provided to the Loan Parties on or before the Closing Date by Seller or its affiliates pursuant to the Stock Purchase Agreement), that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; provided, further, such factual information shall not include any pro forma financial information or information of a general economic or general industry nature or any information regarding SJCC or SJTC, their financial condition or businesses, it being understood that all information that the Borrower has furnished to the Administrative Agent or Lender regarding SJCC and SJTC, their financial condition or businesses is information that the Borrower has received from the parties to the Stock Purchase Agreement, SJCC or SJTC or their representatives.
Section 5.14    Solvency. Each Loan Party is, individually and together with its Subsidiaries on a Consolidated basis, Solvent.
Section 5.15    Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
Section 5.16    Sanctions Concerns and Anti-Corruption Laws.
(a)    Sanctions Concerns . No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or any similar list enforced by any other relevant sanctions authority, or (iii) located, organized or resident in a Designated Jurisdiction.
(b)    Anti-Corruption Laws. The Loan Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
Section 5.17    Responsible Officers. Set forth on Schedule 5.17 attached to the Disclosure Letter are Responsible Officers, holding the offices indicated next to their respective names, as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section

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6.02 and such Responsible Officers are the duly elected and qualified officers of such Loan Party and are duly authorized to execute and deliver, on behalf of the respective Loan Party, this Agreement, and the other Loan Documents.
Section 5.18    Subsidiaries; Equity Interests; Loan Parties.
(a)    Subsidiaries, Joint Ventures, Partnerships and Equity Investments. Set forth on Schedule 5.18(a) attached to the Disclosure Letter, is the following information which is true and complete in all respects as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02: (i) a complete and accurate list of all Subsidiaries, joint ventures and partnerships and other equity investments of the Loan Parties as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, (ii) the number of shares of each class of Equity Interests in each Subsidiary outstanding, (iii) the number and percentage of outstanding shares of each class of Equity Interests owned by the Loan Parties and their Subsidiaries and (1) the class or nature of such Equity Interests (i.e. voting, non-voting, preferred, etc.). The outstanding Equity Interests in all Subsidiaries are validly issued, fully paid and non-assessable and are owned free and clear of all Liens. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to the Equity Interests of any Loan Party or any Subsidiary thereof.
(b)    Loan Parties. Set forth on Schedule 5.18(b) attached to the Disclosure Letter is a complete and accurate list of all Loan Parties, showing as of the Closing Date, or as of the last date such Schedule was required to be updated in accordance with Section 6.02, (as to each Loan Party) (i) the exact legal name, (ii) any former legal names of such Loan Party in the four (4) months prior to the Closing Date, (iii) the jurisdiction of its incorporation or organization, as applicable, (iv) the type of organization, (v) the jurisdictions in which such Loan Party is qualified to do business, (vi) the address of its chief executive office, (vii) the address of its principal place of business, (viii) its U.S. federal taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. federal taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation or organization, (ix) the organization identification number, (x) ownership information (e.g. publicly held or if private or partnership, the owners and partners of each of the Loan Parties), and (xi) the industry or nature of business of such Loan Party.
Section 5.19    Collateral Representations.
(a)    Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Lender, for the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents and the delivery of any possessory Collateral as required under the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.
(b)    Intellectual Property. Set forth on Schedule 5.19(b) attached to the Disclosure Letter, as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a list of all registered or issued Intellectual Property (including all applications for registration and issuance) owned by each of the Loan Parties or that each of the Loan Parties has the right to (including the name/title, current owner, registration or application number, and registration or application date and such other information as reasonably requested by the Lender).

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(c)    Documents, Instrument, and Tangible Chattel Paper. Set forth on Schedule 5.19(c) to the Disclosure Letter is a is a description of all Documents, Instruments, and Tangible Chattel Paper of the Loan Parties as of the Closing Date (including the Loan Party owning such Document, Instrument and Tangible Chattel Paper and such other information as reasonably requested by the Lender).
(d)    Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights, and Securities Accounts.
(i)    Set forth on Schedule 5.19(d)(i) attached to the Disclosure Letter, as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a description of all Deposit Accounts and Securities Accounts of the Loan Parties, including the name of (A) the applicable Loan Party, (B) in the case of a Deposit Account, the depository institution and average amount held in such Deposit Account and whether such account is a zero balance account or a payroll account, and (C) in the case of a Securities Account, the Securities Intermediary or issuer and the average aggregate market value held in such Securities Account, as applicable.
(ii)    Set forth on Schedule 5.19(d)(ii) attached to the Disclosure Letter, as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a description of all Electronic Chattel Paper (as defined in the UCC) and Letter-of-Credit Rights (as defined in the UCC) of the Loan Parties, including the name of (A) the applicable Loan Party, (B) in the case of Electronic Chattel Paper (as defined in the UCC), the account debtor and (C) in the case of Letter-of-Credit Rights (as defined in the UCC), the issuer or nominated person, as applicable.
(e)    Commercial Tort Claims. Set forth on Schedule 5.19(e) attached to the Disclosure Letter, as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a description of all Commercial Tort Claims of the Loan Parties (detailing such Commercial Tort Claim in such detail as reasonably requested by the Lender).
(f)    Pledged Equity Interests. Set forth on Schedule 5.19(f) attached to the Disclosure Letter, as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a list of (i) all Pledged Equity and (ii) all other Equity Interests required to be pledged to the Lender pursuant to the Collateral Documents (in each case, detailing the Grantor (as defined in the Security Agreement), the Person whose Equity Interests are pledged, the number of shares of each class of Equity Interests, the certificate number and percentage ownership of outstanding shares of each class of Equity Interests and the class or nature of such Equity Interests (i.e. voting, non-voting, preferred, etc.).
(g)    Properties. Set forth on Schedule 5.19(g) attached to the Disclosure Letter, as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a list of all Mortgaged Properties (including (i) the name of the Loan Party owning or leasing such Mortgaged Property, (ii)  the property address, if available, (iii) the city, county, state and zip code which such Mortgaged Property is located to the extent available or, alternatively, the legal description of such Mortgaged Property, and (iv) an indication if such location is leased or owned, and if leased, the name of the owner). Set forth on Section 5.19(g)(ii), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a list of (A) each headquarter location of the Loan Parties, (B) each other location where any significant administrative or governmental functions are performed, (C)  each other location where the Loan Parties maintain any

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material books or records (electronic or otherwise), and (D) each location where any personal property Collateral is located at any premises owned or leased by a Loan Party (in each case, including (i) an indication if such location is leased or owned, (ii) if leased, the name of the lessor, and if owned, the name of the Loan Party owning such property, (iii) the address of such property (including, the city, county, state and zip code) if available).
(h)    Material Contracts. Set forth on Schedule 5.19(h) attached to the Disclosure Letter, as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries. All such Material Contracts are in full force and effect.
Section 5.20    Flood Hazard. No Mortgaged Property is a Flood Hazard Property unless no later than the date that Mortgages are filed with respect to the Mortgaged Property, the Lender shall have received the following: (a) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Lender (i) as to the fact that such Mortgaged Property is a Flood Hazard Property, (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (iii) such other flood hazard determination forms, notices and confirmations thereof as requested by the Lender and (b) copies of insurance policies or certificates of insurance of the applicable Loan Party evidencing flood insurance reasonably satisfactory to the Lender and naming the Lender as loss payee. All flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.
Section 5.21    Intellectual Property; Licenses, Etc. Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without any known conflict with the rights of any other Person, except to the extent the failure to so own or possess such intellectual property would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
Section 5.22    Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Closing Date and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years preceding the Closing Date, except as set forth on Schedule 5.22 attached to the Disclosure Letter.
Section 5.23    Closing Under Stock Purchase Agreement. (i) There has been no modification of the Stock Purchase Agreement and no waiver of any of the provisions thereof, except to the extent disclosed to the Lender in writing before the Closing Date and approved by the Lender in writing, and (ii) all “Closing Conditions” under the Stock Purchase Agreement have been satisfied and the “Closing” under the Stock Purchase Agreement shall have occurred in escrow, subject only to the disbursement of the Loan proceeds and the application thereof in accordance with this Agreement.

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ARTICLE 6 AFFIRMATIVE COVENANTS
Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the full and final payment and satisfaction of all of the Obligations, such Loan Party shall, and shall cause each of its Subsidiaries to:
Section 6.01    Financial Statements. Deliver or cause to be delivered to the Lender, in form and detail satisfactory to the Lender:
(a)    Audited Financial Statements.
(i)    As soon as available, but in any event within ninety (90) days after the end of each fiscal year of Westmoreland (commencing with the fiscal year ended December 31, 2015), a Consolidated balance sheet of Westmoreland and its Subsidiaries as at the end of such fiscal year, and the related Consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any exception or qualification as to the scope of such audit.
(ii)    As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower and its Subsidiaries (commencing with the fiscal year ended December 31, 2015), a Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related Consolidated and consolidating statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, (A)  such Consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any exception or qualification as to the scope of such audit, and (B)  such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller that is a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries.
(b)    Quarterly Financial Statements.
(i)    As soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Westmoreland (commencing with the fiscal quarter ending March 31, 2016), a Consolidated balance sheet of Westmoreland and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of Westmoreland’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP such Consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Westmoreland as fairly

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presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Westmoreland and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes.
(ii)    As soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending March 31, 2016), a Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated and consolidating statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP such Consolidated and consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes.
(c)    Monthly Financial Statements; Quarterly Budget Review. As soon as available, but in any event within thirty (30) days after the end of each month, a Consolidated and consolidating operating statement of the Borrower and its Subsidiaries as of the end of such month, including a comparison to budgeted amounts and, as applicable, a statement of any amounts required to be deposited into the Cash Management Collection Account pursuant to Section 6.19.8, all in reasonable detail and duly certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower who is a Responsible Officer. Each monthly operating statement for a month ending on the last day of a calendar quarter shall be accompanied by any proposed changes to the Operating Budget which may be required in order to conform the then effective Operating Budget to projected results of operations. If such proposed changes to the Operating Budget indicate projected compliance with the covenants set forth in Section 7.11 and are otherwise consistent with the Loan Parties’ obligations under the Loan Documents, such changes shall be effective and the Operating Budget shall be modified for purposes of this Agreement, including Section 6.19. If the proposed changes to the Operating Budget indicate non-compliance with any of the covenants set forth in Section 7.11 or are otherwise inconsistent with the Loan Parties’ obligations under the Loan Documents, such proposed changes shall not become effective without the written consent of the Lender, which may be withheld by Lender in its sole discretion.
(d)    Financial Projections; Revised Operating Budget.
(i)    One Year Projections. As soon as available, but in any event not later than May 15, 2016 with respect to the fiscal year ending December 31, 2016 and at least thirty (30) days prior to the first day of each subsequent fiscal year of the Borrower, financial projections for such fiscal year and each quarter thereof, including (i) projected consolidated and consolidating statements of income and statements of cash flows of the Borrower and its Subsidiaries as for each period beginning on the first day of such fiscal year and ending on the last day of a fiscal quarter occurring during such fiscal year, along with projected consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the last day of each fiscal quarter occurring during such fiscal year, and (ii) projected calculations of the covenants set forth in Section 7.11 hereof (Financial Covenants), showing the projected Debt Service Coverage Ratio and the projected Reserve Tail, in each case as of the last day of such fiscal year, together with all supporting calculations based on the projected consolidated financial statements referred

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to in clause (i), along with a certification of a Responsible Officer of the Borrower that the consolidated and consolidating financial statements submitted pursuant to this paragraph were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of preparation of such projections, and represented, at the time of delivery, the Borrower’s good faith estimate of its future financial condition and performance.
(ii)    Proposed Modification of Operating Budget. In any event with respect to the projected financial statements required pursuant to paragraph (i) for the remainder of fiscal year 2016, and, with respect to the projected financial statements required pursuant to paragraph (i) for any subsequent fiscal year if the assumptions on which the projected financial statements for such subsequent fiscal year are made are in any material respect inconsistent with the Mine Plan or the Operating Budget then in effect, the Borrower shall also provide the Lender with (A) financial projections for each fiscal year during the entire remaining term of the Loan, certified by a Responsible Officer of the Borrower to have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of preparation of such projections, and representing, at the time of delivery, the Borrower’s good faith estimate of its future financial condition and performance over such term, and (B) a proposed modification of the Operating Budget, based on the financial projections described in clause (A) and showing differences from the Operating Budget theretofore in effect. If such proposed modification of the Operating Budget and the related financial projections indicate projected continued compliance with the covenants set forth in Section 7.11 for the remaining term of the Loan and are otherwise consistent with the Loan Parties’ obligations under the Loan Documents, the Operating Budget shall be modified accordingly and such modification shall be deemed effective for purposes of this Agreement, including Section 6.19, for the remaining term of the Loan. If the proposed modification of the Operating Budget and the related financial projections indicate non-compliance with any of the covenants set forth in Section 7.11 at any time during the remaining term of the Loan or are otherwise inconsistent with the Loan Parties’ obligations under the Loan Documents, such proposed modification shall not become effective without the written consent of the Lender, which may be withheld by Lender in its sole discretion.
(e)    The Loan Parties shall also provide to the Lender all information reasonably requested by the Lender in order for the Lender to determine whether or not PNM Resources, Inc. or any of its Subsidiaries (collectively, “PNM Resources”) is required to consolidate any Loan Party’s financial statements with PNM Resources’ financial statements for financial accounting purposes under Accounting Standards Codification 810-10 or future guidance issued by accounting profession governance bodies or the SEC. If the Lender determines, in its sole discretion, that such consolidation is required, (i) the Lender shall promptly notify the Borrower of any such determination, and (ii) the Borrower and the other Loan Parties shall comply with the following:
(i)    Within thirty (30) calendar days following the end of each calendar year, the Borrower shall deliver to the Lender (i) unaudited financial statements of the Loan Parties together with related footnotes as necessary to comply with GAAP, and (ii) a completed annual disclosure checklist with supporting financial schedules necessary for PNM Resources to prepare its annual filing with the SEC. The Lender shall provide to the Borrower the form of such checklist prior to the end of each year and include only items considered material to PNM Resources.
(ii)    Within fifteen (15) calendar days following the end of each calendar quarter, including the fourth quarter of the calendar year, Borrower shall deliver to the Lender: (i)

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an unaudited condensed statement of income of the Loan Parties for the calendar quarter and year-to-date, (ii) an unaudited condensed statement of cash flows of the Loan Parties for the calendar quarter and year-to-date, (iii) an unaudited condensed balance sheet of the Loan Parties at the end of such calendar quarter, and (iv) a completed disclosure checklist with supporting financial schedules necessary for PNM Resources to prepare its quarterly filing with the SEC. The Lender shall provide to the Borrower the form of such checklist prior to the end of each quarter and include only items considered material to PNM Resources.
(iii)    The Borrower shall deliver to the Lender any other information reasonably requested by Lender to comply with the consolidation requirements of GAAP (but in no event more frequently than each calendar quarter), provided that such information shall be provided no later than 15 calendar days after the end of each calendar quarter.
(iv)    Upon reasonable notice from the Lender, during normal business hours and mutually agreed terms and dates, each Loan Party shall allow PNM Resources access to such Loan Party’s records and personnel, so that PNM Resources and PNM Resources’ independent registered public accounting firm, at Lender’s expense, can conduct financial statement reviews and audits in accordance with the standards of the Public Company Accounting Oversight Board (United States), as well as internal control audits in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, as applicable. Within thirty (30) Days after a Loan Party’s receipt of notice from the Lender, such Loan Party shall submit a plan to PNM Resources for the remediation of any deficiency in such Loan Party’s internal controls over financial reporting identified by PNM Resources or PNM Resources’ independent registered public accounting firm during or as a result of the audits permitted in this Section 6.01(e), and such Loan Party shall implement such plan within 90 days after it has received the notice of deficiency
(v)    If there is a change, or a Loan Party has determined to implement a change, that has materially affected, or is reasonably likely to materially affect, such Loan Party’s internal control over financial reporting, such Loan Party shall notify the Lender within a commercially reasonable period of time of such change or the determination to make a change so that PNM Resources and PNM Resources’ independent registered public accounting firm will have sufficient time to conduct an assessment of the change before the end of the then current quarter and, upon reasonable notice, such Loan Party shall be available to discuss such change with PNM Resources and PNM Resources’ independent registered public accounting firm.
(vi)    Once during each calendar quarter, the Lender and the Borrower shall meet (either in person or by conference call) at a mutually agreed upon date and time to conduct due diligence and discuss the Loan Parties’ internal control over financial reporting.
(vii)    As soon as possible, but in no event later than two (2) Business Days following the occurrence of any items affecting a Loan Party which, during the term of the Loan, the Borrower understands that PNM Resources would be required to disclose in a Form 8-K filing with the SEC, the Borrower shall provide to the Lender a notice describing such event in sufficient detail to permit PNM Resources to make a Form 8-K filing. Such items include, but are not limited to, the following:

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(A)    Acquisition or disposition of a material amount of assets;
(B)    Creation of a material direct financial obligation or off-balance sheet financing arrangement;
(C)    Existence of material litigation; and
(D)    Entry into, or termination of, a material contract not made in the ordinary course of such Loan Party’s business.
Section 6.02    Certificates; Other Information. Deliver to the Lender, in form and detail satisfactory to the Lender:
(a)    Accountants’ Certificate. Concurrently with the delivery of the financial statements referred to in Section 6.01(a) (ii) (commencing with the delivery of the financial statements for the fiscal year ended December 31, 2016), a certificate of its independent certified public accountants with respect to the financial statements referred to in Section 6.01(a)(ii), stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event.
(b)    Compliance Certificates. Concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b) (commencing with the delivery of the financial statements for the quarterly period ending March 31, 2016), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of the Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 7.11, a statement of reconciliation conforming such financial statements to GAAP, and (ii) a copy of management’s discussion and analysis with respect to such financial statements. Unless the Lender requests executed originals, delivery of the Compliance Certificate may be by electronic communication including fax or email and shall be deemed to be an original and authentic Compliance Certificates thereof for all purposes.
(c)    Updated Schedules. Concurrently with the delivery of the Compliance Certificate referred to in Section 6.02(b), updated Schedules to the Disclosure Letter, to the extent permitted to be updated pursuant to the terms of this Agreement, which may be attached to the Compliance Certificate, to the extent required to make the representation related to such Schedule true and correct as of the date of such Compliance Certificate.
(d)    Calculations. Concurrently with the delivery of the Compliance Certificate referred to in Section 6.02(b) required to be delivered with the financial statements referred to in Section 6.01(a), a certificate (which may be included in such Compliance Certificate) setting forth the amount of all Restricted Payments, and Capital Expenditures that were made during the prior fiscal year.
(e)    Audit Reports; Management Letters; Recommendations. Promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them.

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(f)    SEC Notices. Promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof or Westmoreland.
(g)    Environmental Notice. Promptly after the assertion or after any Loan Party has knowledge of the occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that would (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.
(h)    Additional Information. Promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule II attached hereto; or (b) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided that: (i) the Borrower shall deliver paper copies of such documents to the Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Lender and (ii) the Borrower shall notify the Lender (by fax transmission or e-mail transmission) of the posting of any such documents and, upon the request of the Lender, provide to the Lender by e-mail electronic versions of such documents.
Section 6.03    Notices. Promptly, but in any event within two (2) Business Days after such event, notify the Lender:
(a)    of the occurrence of any Default;
(b)    of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws that, in the case of each of clauses (i), (ii) and (iii), has resulted in or would reasonably be expected to result in a Material Adverse Effect;
(c)    of the occurrence of any ERISA Event;
(d)    of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof; and
(e)    of any (i) occurrence of any Disposition other than Dispositions set out in clauses (a), (b) and (c) of Section 7.05 and (ii) receipt of any Extraordinary Receipt.

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Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and to the extent applicable, stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
Section 6.04    Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness except (only as to Indebtedness other than the Obligations) insofar as the failure to pay any Indebtedness would not reasonably be expected to have a Material Adverse Effect.
Section 6.05    Preservation of Existence, Etc.
(a)    Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization and each state in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect;
(b)    take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and
(c)    preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.
Section 6.06    Maintenance of Properties.
(a)    Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, obsolescence excepted;
(b)    make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and
(c)    use the standard of care typical in the industry in the operation and maintenance of its facilities.
Section 6.07    Maintenance of Insurance.
(a)    Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including, without limitation, (i) terrorism insurance and (ii) flood hazard insurance

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on all Mortgaged Properties that are Flood Hazard Properties, on such terms and in such amounts as required by the National Flood Insurance Reform Act of 1994 or as otherwise required by the Lender.
(b)    Evidence of Insurance. Cause the Lender to be named as lenders’ loss payable, loss payee or mortgagee, as its interest may appear, and/or additional insured with respect of any such insurance providing liability coverage or coverage in respect of any Collateral, and cause, unless otherwise agreed to by the Lender, each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Lender that it will give the Lender thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums). Annually, upon expiration of current insurance coverage, the Loan Parties shall provide, or cause to be provided, to the Lender, such evidence of insurance as required by the Lender, including, but not limited to: (i) certified copies of such insurance policies, (ii) evidence of such insurance policies (including, without limitation and as applicable, ACORD Form 28 certificates (or similar form of insurance certificate), and ACORD Form 25 certificates (or similar form of insurance certificate)), (iii) declaration pages for each insurance policy and (iv) lender’s loss payable endorsement if the Lender for the benefit of the Lender is not on the declarations page for such policy.
(c)    Redesignation. Promptly notify the Lender of any Mortgaged Property that is, or becomes, a Flood Hazard Property.
Section 6.08    Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
Section 6.09    Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.
Section 6.10    Inspection Rights.
(a)    Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (with, at Borrower’s election, a representative of Borrower present provided that no Event of Default exists), all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Lender (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
(b)    If requested by the Lender in its sole discretion, permit the Lender and its representatives, upon reasonable advance notice to the Borrower, to conduct, at the expense of the Borrower, an annual (i) personal property asset appraisal on personal property Collateral of the Borrower and its Subsidiaries, (ii) real estate appraisal on real estate Collateral of the Borrower and its Subsidiaries and (iii) field exam on the accounts receivable, inventory, payables, controls and systems of the Borrower and its Subsidiaries.

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(c)    If requested by the Lender in its sole discretion, permit the Lender, and its representatives, upon reasonable advance notice to the Borrower, to conduct an annual audit of the Collateral at the reasonable expense of the Borrower.
Section 6.11    Use of Proceeds. Use the proceeds of the Loan only for the purpose specified in Section 2.01 and not in contravention of any Law or of any Loan Document.
Section 6.12    Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Lender and, upon request of the Lender, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 6.13    Covenant to Give Security.
(a)    Equity Interests and Personal Property. Each Loan Party will cause the Pledged Equity and all of its tangible and intangible personal property now owned or hereafter acquired by it to be subject at all times to a first priority, perfected Lien (subject to Permitted Liens to the extent permitted by the Loan Documents) in favor of the Lender for the benefit of the Secured Parties, to secure the Secured Obligations pursuant to the terms and conditions of the Collateral Documents. Each Loan Party shall provide opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Lender.
(b)    Real Property. If any Loan Party intends to acquire a fee ownership interest in any real property (“Real Estate”) after the Closing Date and such Real Estate has a fair market value in excess of $50,000, it shall provide to the Lender promptly a Mortgage and such Mortgaged Property Support Documents as the Lender may request to cause such Real Estate to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Lender for the benefit of the Secured Parties, to secure the Secured Obligations pursuant to the terms and conditions of the Collateral Documents.
(c)    Landlord Waivers. In the case of (i) each headquarter location of the Loan Parties, each other location where any significant administrative or governmental functions are performed and each other location where the Loan Parties maintain any material books or records (electronic or otherwise) and (ii) any personal property Collateral located at any other premises leased by a Loan Party containing personal property Collateral with a value in excess of $100,000, the Loan Parties will provide the Lender with such estoppel letters, consents and waivers from the landlords on such real property to the extent (A) requested by the Lender and (B) the Loan Parties are able to secure such letters, consents and waivers after using commercially reasonable efforts (such letters, consents and waivers shall be in form and substance satisfactory to the Lender).
(d)    Account Control Agreements. Each of the Loan Parties shall not open, maintain or otherwise have any deposit or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money or securities are or may be deposited or maintained with any Person, other than (i) deposit accounts that are maintained at all times with depositary institutions as to which the Lender shall have received a Qualifying Control Agreement, (ii) securities accounts that are maintained at all times with financial institutions as to which the Lender shall

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have received a Qualifying Control Agreement, (iii) the Cash Management Collection Account, and (iv)  deposit accounts established solely as payroll and other zero balance accounts.
(e)    Further Assurances. At any time upon request of the Lender, promptly execute and deliver any and all further instruments and documents and take all such other action as the Lender may deem necessary or desirable to maintain in favor of the Lender, Liens and insurance rights on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Loan Parties under, the Loan Documents and all applicable Laws.
Section 6.14    Further Assurances. Promptly upon request by the Lender, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
Section 6.15    Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Lender of any default by any party with respect to such leases and cooperate with the Lender in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.
Section 6.16    Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
Section 6.17    Preparation of Environmental Reports. At the request of the Lender from time to time, provide to the Lender within sixty (60) days after such request, at the expense of the Borrower, an environmental site assessment report for any of its properties described in such request, prepared by an environmental consulting firm acceptable to the Lender, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Lender determines at any time that a material risk exists that any such report will not be provided within the time

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referred to above, the Lender may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Lender, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.
Section 6.18    Anti-Corruption Laws. Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.
Section 6.19    Deposit Accounts; Cash Management.
6.19.1    Establishment of Cash Management Collection Account and Deposit Accounts.
(a)    The Loan Parties shall be required to maintain all of their operating and other deposit accounts with MUFG or another depository bank approved by the Lender and the Administrative Agent (MUFG or such other depository bank is sometimes referred to herein, in such capacity, as the “Depository Bank”), except as otherwise provided in Section 6.13(d) and Section 6.19.1(c).
(b)    On or prior to the date hereof, there shall have been established or there shall be established with the Depository Bank a collection cash management account (the “Cash Management Collection Account”) in the name of the Borrower or SJCC containing the following subaccounts: (i) the “Operating Expenses Subaccount”, (ii) the “Loan Payments Subaccount”, (iii) the “Capital Expenditures Subaccount”, (iv) the “Operating Reserve Subaccount”, and (v) the “Loan Prepayments Subaccount”. The Cash Management Collection Account shall be a trust account maintained by the Depository Bank and the Depository Bank shall hold the funds deposited therein in trust, subject to the terms of this Agreement and the Lien established in favor of the Lender (for itself and the other Secured Parties) hereunder and under the Collateral Documents. No Loan Party may make any withdrawal or transfer from, or issue any entitlement order or instruction with respect to, the Cash Management Collection Account or any money, securities entitlements or investment property contained therein, and should any Loan Party issue or purport to issue any such order or instruction, Depository Bank will not comply with such order or instruction. Amounts in the Cash Management Collection Account shall be invested, applied and paid only in accordance with this Section. The Cash Management Collection Account is a “securities account,” the Depository Bank is the “securities intermediary” with respect to the Cash Management Collection Account, and all assets held in the Cash Management Collection Account from time to time shall be deemed to be “financial assets,” all within the meaning of those terms under §8-102 of the UCC. The Depository Bank shall identify the Lender as the sole entitlement holder with respect to the Cash Management Collection Account on the records of the Depository Bank. The Depository Bank will comply with all instructions issued by the Lender pursuant to this Section 6.19 with respect to the Cash Management Collection Account or the assets held therein from time to time, and shall be fully authorized to do so without further consent by any Loan Party. The Depository Bank shall provide the Borrower, SJCC, the Lender and the Administrative Agent access to the Depository Bank’s on-line bank statements and transaction activities reports with respect to the Cash Management Collection Account, subject to the Borrower, SJCC, the Lender and the Administrative Agent, as applicable, providing any information requested by the Depository Bank for the purpose of providing such Person with access to such on-line system.
(c)    On or prior to the date hereof, San Juan Coal Company has opened or shall open a deposit account with the Depository Bank which shall be used by San Juan Coal Company as its

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operating account (the “SJCC Operating Account”). The SJCC Operating Account and all amounts on deposit therein from time to time shall be subject to the Lien in favor of Lender, for the benefit of the Secured Parties, established under the Collateral Documents. The SJCC Operating Account shall be subject to a Qualifying Control Agreement in form and substance satisfactory to the Lender, which shall provide, among other things, that upon any Event of Default, the Depository Bank shall cease to comply with any instruction issued by San Juan Coal Company and shall comply only with written instructions issued by the Lender. San Juan Coal Company may also open and maintain until ninety (90) days after the Closing Date an operating account at The Private Bank and Trust Company. Any such operating account shall be subject to the Lien of the Lender, for the benefit of the Secured Parties, under the Collateral Documents and shall be subject to a Qualifying Control Agreement in form and substance satisfactory to the Lender which shall provide, among other things, that upon any Event of Default, The Private Bank and Trust Company shall cease to comply with any instruction issued by San Juan Coal Company and shall comply only with written instructions issued by the Lender.
(d)    On or prior to the date hereof, the Borrower has opened or shall open a deposit account with the Depository Bank which shall hold the operating reserve of SJCC and SJTC (the “Operating Reserve Account”). The Operating Reserve Account shall be a blocked account maintained in the name of the Borrower and shall be subject to the Lien in favor of the Lender, for the benefit of the Secured Parties, established under the Collateral Documents. The Operating Reserve Account shall be subject to a Qualifying Control Agreement in form and substance satisfactory to the Lender. No Loan Party may make any withdrawal or transfer from the Operating Reserve Account without the written consent of the Lender.
6.19.2    Collection and Deposit of Funds. (a) The Loan Parties shall cause all revenues of the Loan Parties, including all amounts payable to San Juan Coal Company under the Coal Supply Contracts and also including all Net Cash Proceeds of any Disposition or Involuntary Disposition and all Extraordinary Receipts, and all excess amounts described in Section 6.19.8, to be deposited promptly to the Cash Management Collection Account, for application in accordance with this Section, except that certain payments by PNM to SJCC under the Coal Supply Contract for the Fruitland Coal Subleases (the REI) and the Cimarron leases and the AU leases (the Utility Payment Stream) will be deposited into an escrow account for further payment to the lessees under the aforesaid leases, as disclosed by the Loan Parties to the Lender prior to the Closing Date.
(b)    For so long as no Event of Default has occurred, the Lender or the Administrative Agent (at the written direction of the Lender) shall, on a monthly basis or, if the Lender so determines, more frequently, direct in writing the Depository Bank to allocate, pursuant to a Withdrawal Certificate delivered to the Depository Bank not later than 12:00 noon New York City time at least one (1) Business Day prior to the date of the requested allocation (it being understood and agreed that any Withdrawal Certificate received by the Depository Bank after such time on any Business Day will be processed on the second Business Day after the date of such receipt), the amounts deposited to the Cash Management Collection Account to the subaccounts therein as follows:
(i)    first, to the Operating Expenses Subaccount in an amount up to the operating expenses amount shown on the Operating Budget for the current month, plus 5% of such amount;
(ii)    second, to the Loan Payments Subaccount, in the amount equal to the sum of (A) all amounts (if any) then due and payable under the Loan Documents (including principal, interest, fees, costs and indemnity payments), and (B) an amount equal to one-third of the total of (x) the principal of and interest on the Loan and (y) fees (including any such fees

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payable to the Administrative Agent) and other amounts scheduled to become due and payable on the next quarterly payment date therefor, provided that if no further amounts are expected to be received for deposit into the Cash Management Collection Account before the next quarterly payment date for principal, interest and fees hereunder, the amount allocated to the Loan Payments Subaccount shall be the amount, which when added to all amounts already on deposit in the Loan Payments Subaccount, will be sufficient to pay all amounts of principal, interest, fees and other amounts scheduled to become due and payable on the next quarterly payment date;
(iii)    third, to the Capital Expenditures Subaccount, in the amount shown on the Operating Budget as the capital expenditure amount for the period ending on the last day of the current month, plus 5% of such amount;
(iv)    fourth, to the Operating Reserve Subaccount, in an amount equal to the lesser of (x) 10% of the amount remaining after allocation of funds pursuant to clauses (i), (ii) and (iii) above and (y) the Operating Reserve Deficiency; and
(v)    fifth, to the Loan Prepayments Subaccount, any amount remaining after allocation pursuant to clauses (i) through (iv) above.
6.19.3    Payment of Funds Deposited into the Cash Management Collection Account. For so long as no Event of Default has occurred, the Lender or the Administrative Agent (at the written direction of the Lender) shall direct in writing, pursuant to a Withdrawal Certificate delivered to the Depository Bank not later than 12:00 noon New York City time at least one (1) Business Day prior to the date of the requested application (it being understood and agreed that any Withdrawal Certificate received by the Depository Bank after such time on any Business Day will be processed on the second Business Day after the date of such receipt), the Depository Bank to apply amounts on deposit from time to time in the Cash Management Collection Account as follows:
(a)    On a monthly basis, the amounts in the Operating Expenses Subaccount shall be transferred to the SJCC Operating Account.
(b)    At the times that scheduled payments of interest on and principal of the Loan and fees and other amounts become due and payable under this Agreement and the Note, the amounts in the Loan Payments Subaccount shall be paid, pursuant to Section 2.08, to the Administrative Agent on behalf of the Lender and applied against such payments then due the Lender, the Administrative Agent or the Depository Bank as provided in this Agreement (provided that nothing herein shall be construed to limit the liability and obligation of the Loan Parties hereunder to make all payments of interest, principal and other amounts due under the Loan Documents in accordance with the terms hereof and thereof).
(c)    On a monthly basis, amounts held in the Capital Expenditures Subaccount shall be transferred to the SJCC Operating Account.
(d)    On a monthly basis, amounts held in the Operating Reserve Subaccount shall be transferred to the Operating Reserve Account.
(e)    On each date on which a mandatory prepayment is required pursuant to Section 2.04(b) hereof, the amounts held in the Loan Prepayments Subaccount shall be paid, pursuant to Section 2.08, to the Administrative Agent on behalf of the Lender and applied to such mandatory prepayment.
6.19.4    Application of Operating Reserve; Operating Reserve Balance.

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(a)    For so long as no Event of Default has occurred and is continuing, the Borrower may request that funds on deposit in the Operating Reserve Account shall be made available for transfer to the SJCC Operating Account to pay operating expenses or other cash requirements of the Loan Parties incurred in excess of their budgeted operating expenses for the applicable period, and the Lender, in its sole discretion, shall determine whether to permit such use of funds or to retain such funds in the Operating Reserve Account as Collateral under the Loan Documents. Any request for disbursement from the Operating Reserve Account shall be in writing and shall include or be accompanied by a statement of the Borrower’s Responsible Officer summarizing in reasonable detail the uses for such funds, together with such supporting information in each case as the Lender may request. If the Lender, in its sole discretion, determines to permit the requested use of Operating Reserve Account funds, the Lender and Loan Parties will execute and deliver such documents as the Depository Bank may require to permit the transfer of such funds to the SJCC Operating Account (it being understood and agreed that a written request for any such transfer shall be delivered to the Depository Bank not later than 12:00 noon New York City time at least one (1) Business Day prior to the date of the requested transfer, and any such written request received by the Depository Bank after such time on any Business Day will be processed on the second Business Day after the date of such receipt).
(b)    At all times on and after June 30, 2016, the Borrower shall cause the balance in the Operating Reserve Account to be not less than $5,000,000.
(c)    At all times on and after the first anniversary of the Closing Date, the Borrower shall cause the balance in the Operating Reserve Account to be not less than $10,000,000.
6.19.5    Pledge and Security Interest. The Loan Parties hereby pledge and assign to the Lender for the benefit of the Secured Parties, and grant to the Lender for the benefit of the Secured Parties, a first priority security interest in, all funds at any time on deposit in the Deposit Accounts and all amounts on deposit therein from time to time. The Loan Parties will take, and authorize the Lender to take, all actions necessary to maintain in favor of Lender a perfected first priority Lien in the Deposit Accounts. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. The Loan Parties will execute and deliver, and will cause the Depository Bank to execute and deliver, Qualifying Control Agreements in form and substance satisfactory to the Lender and the Depository Bank, in respect of the Deposit Accounts other than the Cash Management Collection Account, which, in any event, shall be sufficient to establish Lender’s “control” of the Deposit Accounts (within the meaning of Section 9-104 of the Uniform Commercial Code). Without limitation of the foregoing, during the existence of an Event of Default, Lender shall have the right to apply funds in such Deposit Accounts to the Obligations, and to direct the Depository Bank to remit to the Administrative Agent for the benefit of the Lender funds in the Cash Management Collection Account for application to the Obligations, in each case in such order or proportion as the Lender may determine, in its sole discretion, subject to the requirements of Section 8.03.
6.19.6    Authorization to Apply Funds. Each Loan Party that at any time has any interest in any of the accounts at the Depository Bank hereby irrevocably authorizes the Lender and the Administrative Agent to direct the Depository Bank to apply funds as provided in this Section and the other provisions of the Loan Documents and to issue such other and further instructions as the Lender or the Administrative Agent may deem necessary or appropriate to carry out the provisions of this Section and the Loan Documents. Each Loan Party hereby appoints each of the Lender and the Administrative Agent, or any officer of either of them, as such Loan Party’s attorney-in-fact for issuing any instruction for the transfer, application and payment of funds held in any such account from time to time, or to take any other actions which may be necessary or useful (as determined by the Lender or the Administrative Agent) to carry out the purposes of this Section and the Loan Documents, which appointment is coupled

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with an interest and is irrevocable. The power of attorney set forth in this subsection may be exercised in the name of the applicable Loan Party or in the name of the Lender or the Administrative Agent, at the option of the Lender or the Administrative Agent, as the case may be. The Loan Parties irrevocably authorize the Depository Bank to rely upon and comply with any instruction, including any instruction regarding the application and payment of funds, that the Depository Bank believes in good faith to be properly issued by the Lender or the Administrative Agent pursuant to this Section.
6.19.7    Permitted Account Investments.
(a)    Funds held in the Cash Management Collection Account from time to time shall be invested only in Permitted Cash Management Investments in accordance with written directions of Lender given to the Depository Bank from time to time. The Lender shall select investments that will mature in such amounts and not later than such times as may be necessary to provide funds when needed to permit payments to be made from such funds as provided in this Agreement.  The Lender’s right to direct the manner of investment includes the right (i) to direct the Depository Bank to sell any Permitted Cash Management Investment or hold it until maturity and (ii) upon any sale or maturity of any Permitted Cash Management Investment, to direct Depository Bank to reinvest the proceeds thereof, plus any interest received by Depository Bank thereon, in Permitted Cash Management Investments or to hold such proceeds and interest for application pursuant to the terms of this Agreement.  Except as otherwise provided herein, net interest or gain received, if any, from such Permitted Cash Management Investments shall be deposited into the Cash Management Collection Account.  Any loss shall be charged to the Cash Management Collection Account.  The Depository Bank shall have no responsibility or liability for any loss which may result from any investment made pursuant to this Agreement, or for any loss resulting from the sale of any such investment or from the selection of such investment (including whether any investment made qualified under the definition of “Permitted Cash Management Investment”).
(b)    Absent written instructions from the Lender, the Depository Bank shall hold the amounts in the Cash Management Collection Account under this Agreement in cash. In the event that at any time amounts are funded into the Cash Management Collection Account after 1:00 p.m. (New York City time) on any Business Day, the Depository Bank shall have no obligation to invest or reinvest such amounts until the next Business Day.
(c)    If and when cash is required for the making of any withdrawal or transfer in accordance with this Agreement, the Lender shall cause Permitted Cash Management Investments to be sold or otherwise liquidated into cash (without regard to maturity) as and to the extent necessary in order to make such withdrawals or transfers. The Depository Bank shall comply with any instruction from the Lender with respect to any such liquidation of Permitted Cash Management Investments. In the event any such investments are so redeemed prior to the maturity thereof, neither the Depository Bank nor the Administrative Agent shall be liable for any loss or penalties relating thereto.
(d)    For purposes of determining responsibility for any income Taxes payable on account of any income or gain on any Permitted Cash Management Investment hereunder, such income or gain shall be for the account of the applicable Loan Party. The Loan Parties shall provide Depository Bank with certified tax identification numbers by furnishing appropriate Internal Revenue Service Form W-8 or W-9, as applicable, and such other forms and documents that Depository Bank may reasonably request (and the Depository Bank’s obligation to invest amounts in the Depositary Accounts is conditioned upon receipt thereof by the Depository Bank from the applicable Loan Party). Such forms shall, to the extent necessary, be updated as required by the Internal Revenue Service and provided to the Depository Bank. The Depository Bank shall be entitled to rely on an opinion of legal counsel (which may be counsel to any Loan Parties or the Lender) in connection with the reporting of any earnings with

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respect hereto. In no event shall the Depository Bank be liable or responsible for the payment of taxes on any income earned on the Depositary Accounts or for income reporting with respect to income earned on the Depositary Accounts or any other tax reporting. The Loan Parties shall pay or reimburse the Depository Bank upon request for any transfer taxes or other taxes relating to the Depositary Accounts actually incurred in connection herewith and the Loan Parties and the Lender shall indemnify and hold harmless the Depository Bank in respect of any amounts that the Depository Bank has paid in the way of such taxes.
(e)    The Loan Parties and the Lender waive the right to receive brokerage confirmations of security transactions effected by the Depository Bank as they occur, to the extent permitted by law. The Loan Parties, the Lender and the Administrative Agent further acknowledge that trade confirmations for securities transactions effected by the Depository Bank in accordance with this Section 6.19.7 will be available upon request and at no additional cost and other trade confirmations may be obtained from the applicable broker.
6.19.8    Deposit of Excess Operating Expense and Capital Expenditure Allocations. On a monthly basis, the Loan Parties shall deposit or cause to be deposited into the Cash Management Collection Account (a) any amount deposited into the SJCC Operating Account pursuant to Section 6.19.3(a) in excess of actual operating expenses for the applicable month, and (b) any amount deposited into the SJCC Operating Account pursuant to Section 6.19.3(c) in excess of actual Capital Expenditures for the applicable month, and such excess amounts shall be applied in accordance with this Section 6.19.
Section 6.20    Special Purpose Entity. The Loan Parties shall at all times comply with the requirements set forth on Exhibit G (SPE Requirements).
ARTICLE 7 NEGATIVE COVENANTS
Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the full and final payment and satisfaction of all of the Obligations, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:
Section 7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following to the extent (other than with respect to clause (a)) the incurrence, assumption or existence thereof is in compliance with the requirements of Section 6.20 (the “Permitted Liens”):
(a)    Liens pursuant to any Loan Document;
(b)    Liens existing on the Closing Date and listed on Schedule 7.01 attached to the Disclosure Letter and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(b);
(c)    Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)    Statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a

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period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person; provided that a reserve or other appropriate provision shall have been made therefor;
(e)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(f)    deposits to secure the performance of bids, tenders, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(g)    easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h)    Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);
(i)    Liens securing Indebtedness permitted under Section 7.02(c); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) such Liens only secure the payment of Indebtedness arising thereunder;
(j)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any of its Subsidiaries in compliance with the requirements of this Agreement, in each case in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing solely the customary amounts owing to such bank with respect to cash management and operating account arrangements; provided, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
(k)    (i) Any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by SJCC or SJTC in the ordinary course of business and covering only the assets so leased, licensed or subleased or (ii) to the extent constituting a Lien, any licenses, sublicenses, leases or subleases granted by SJCC or SJTC to other Persons not materially interfering with the conduct of the business of the Loan Parties taken as a whole;
(l)    Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection; or
(m)    Any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority.
(n)    Statutory and common law landlords’ liens under leases to which any Loan Party is a party;
(o)    Permitted Encumbrances;

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(p)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums;
(q)    Liens in respect of royalty, production payment and other obligations under coal leases and similar agreements entered into by SJCC or SJTC in the ordinary course of business and to the extent such Liens do not secure any obligation for borrowed money;
(r)    Liens in respect of supply, sales, surface use and other operational agreements entered into consistent with normal practices in the mining industry, in each case to the extent such agreements are entered into in the ordinary course of business and such Liens do not secure any obligation for borrowed money;
(s)    licenses of intellectual property granted by the Loan Parties in the ordinary course of business and not interfering in any material respect with the ordinary course of business of the Loan Parties; or
(t)    Liens granted, or to be granted, by SJCC pursuant to the Reclamation Bond Agreement dated as of January 31, 2016 among PNM Resources, Westmoreland, SJCC and Zurich American Insurance Company.
Section 7.02    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, Synthetic Lease Obligations or Synthetic Debt, except any of the following to the extent (other than with respect to clause (a)) the incurrence, assumption or existence thereof is in compliance with the requirements of Section 6.20:
(a)    Indebtedness under the Loan Documents;
(b)    Indebtedness of SJCC or SJTC outstanding on the date hereof and listed on Schedule 7.02 attached to the Disclosure Letter and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; or
(c)    Indebtedness of SJCC or SJTC in respect of Capitalized Leases and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed the amount shown on the Operating Budget for such Indebtedness, plus 5% thereof.
(d)    Indebtedness for the repayment of loans made by Westmoreland or any of its Subsidiaries to one or more of the Loan Parties after the Closing Date, provided that such Indebtedness is unsecured and is subordinated to the Obligations upon terms satisfactory to the Lender, including a deferral of any payment obligations and forbearance from any enforcement action until full payment and satisfaction of the Obligations;
(e)    Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automated clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

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(f)    Indebtedness incurred, or to be incurred, by SJCC pursuant to the Reclamation Bond Agreement dated as of January 31, 2016 among PNM Resources,  Westmoreland, SJCC and Zurich American Insurance Company; or
(g)    so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness incurred by SJCC or SJTC in an aggregate principal amount not to exceed $500,000 at any one time outstanding, which Indebtedness shall be unsecured unless otherwise permitted under Section 7.01.
Section 7.03    Investments. Create or acquire any Subsidiary or make or hold any Investments, except:
(a)    Investments held by the Borrower and its Subsidiaries in the form of cash or Cash Equivalents;
(b)    (i) Investments by Holdings, the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, and (ii) additional Investments by Holdings, the Borrower and its Subsidiaries in Loan Parties;
(c)    Investments of SJCC or SJTC consisting of extensions of credit in the nature of accounts receivable arising from the grant of trade credit in the ordinary course of business;
(d)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; or
(e)    Loans and advances by the Loan Parties to their officers, directors and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $250,000 at any time for all such officers, directors and employees (determined without regard to any write-downs or write-offs of such loans and advances);
Section 7.04    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or any material part of its assets (whether now owned or hereafter acquired) to or in favor of any Person.
Section 7.05    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
(a)    Permitted Transfers;
(b)    Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(c)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property; or

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(d)    the Borrower and its Subsidiaries may, in the ordinary course of their business, sell assets that are no longer necessary or useful in the operation of the business of the Borrower and its Subsidiaries so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) the conveyance, sale, contribution, lease or other disposition of such assets would not reasonably be expected to have a Material Adverse Effect, (iv) Borrower or the respective Subsidiary receives at least fair market value for the assets sold in the Disposition, payable in the form of cash or Cash Equivalents, and (v) the Net Sale Proceeds from Dispositions are deposited and applied as required by Section 6.19 and Section 2.04.
Section 7.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, or accept any capital contributions other than from Westmoreland (directly or indirectly through one or more of its Subsidiaries) except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
(a)    each Subsidiary of the Borrower may make Restricted Payments to the Borrower, if the proceeds of such Restricted Payments are applied to payments or prepayments under the Loan Documents or deposits to Deposit Accounts required by Section 6.19; and
(b)    the Borrower may make Permitted Tax Distributions.
Section 7.07    Change in Nature of Business. Engage in any line of business other than those lines of business conducted by the SJCC and SJTC on the date hereof or with respect to SJCC and SJTC any business substantially related or incidental thereto.
Section 7.08    Transactions with Affiliates. Except for intercompany transactions expressly permitted under this Agreement, enter into a contract, agreement or transaction with any officer, director, member, manager, guarantor or Affiliate of such Person that is not in the ordinary course of business and on terms and conditions that are intrinsically fair and substantially similar to those that are available on an arm’s length basis with an unrelated third party. The parties acknowledge that transactions made pursuant to and in accordance with the terms and conditions of, the Westmoreland Services Agreement shall not be a violation of this Section 7.08.
Section 7.09    Burdensome Agreements. Enter into, or permit to exist, any Contractual Obligation (except for this Agreement and the other Loan Documents) that (a) encumbers or restricts the ability of any such Person to (i) act as a Loan Party; (ii) make payments to any Loan Party, (iii) pay any Indebtedness or other obligation owed to any Loan Party, (iv) make loans or advances to any Loan Party, (v) create any Lien upon any of their properties or assets, whether now owned or hereafter acquired, (b) requires the grant of any Lien on property for any obligation if a Lien on such property is given as security for the Secured Obligations, or (c) causes the occurrence of a Default or Event of Default or otherwise creates a breach under any Loan Document other than, in the case of clause (a) and (b) above, such encumbrances, restrictions or requirements existing under or by reason of (i) applicable law, (ii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of SJCC or SJTC, (iii) customary provisions restricting assignment of any licensing agreement (in which SJCC or SJTC is the licensee, (iv) restrictions on the transfer of any asset pending the close of the sale of such asset, if such sale is in compliance with this Agreement, (v) restrictions on the transfer of any asset subject to a Lien permitted by Section 7.01, (vi) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (vii) any amendment, restatement, renewal, replacement or refinancing of an agreement referred to above, provided that such restrictions are not

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materially more restrictive, taken as a whole, than those under the agreement being amended, restated, renewed, refinanced or replaced.
Section 7.10    Use of Proceeds. Use the proceeds of Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
Section 7.11    Financial Covenants.
7.11.1    Debt Service Coverage Ratio. Permit the Debt Service Coverage Ratio to be less than 1.05 to 1.00, as of the last day of any fiscal year of the Borrower.
7.11.2    Reserve Tail. Permit the Reserve Tail to be less than 15%.
Section 7.12    Capital Expenditures. Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and its Subsidiaries during each fiscal year, the amount set forth in the Operating Budget in effect from time to time.
Section 7.13    Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes.
(a)    Amend any of its Organization Documents;
(b)    change its fiscal year;
(c)    change its name, state of formation, form of organization or principal place of business; or
(d)    make any change in accounting policies or reporting practices, except as required by GAAP.
Section 7.14    Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction.
Section 7.15    Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy or obligate itself to do so prior to the scheduled maturity thereof in any manner (including by the exercise of any right of setoff) any Indebtedness other than the Loan.
Section 7.16    Lease Obligations. Except for (i) leases of the San Juan Property, (ii) leases permitted pursuant to Section 7.02(c), or (iii) any other leases in effect on the date hereof, and any extensions, renewals or replacements thereof on substantially similar terms, create, incur, assume or suffer to exist any obligations as lessee for the rental or hire of real or personal property of any kind under leases or agreements to lease or rent.
Section 7.17    Sanctions. Directly or indirectly, use the Loan or the proceeds of the Loan, or lend, contribute or otherwise make available the Loan or the proceeds of the Loan to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such

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funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person of Sanctions.
Section 7.18    Anti Corruption Laws. Directly or indirectly, use the Loan or the proceeds of the Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977 and other similar anti-corruption legislation in other jurisdictions.
Section 7.19    Material Contracts. Make any material modification to the Westmoreland Service Agreement or any other Material Contract that is adverse to the applicable Loan Party without the Lender’s written consent thereto.
Section 7.20    Swap Contracts. Enter into any Swap Contract, without the Lender’s prior written consent.
ARTICLE 8 EVENTS OF DEFAULT AND REMEDIES
Section 8.01    Events of Default.
Any of the following shall constitute an Event of Default:
(a)    Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of the Loan, or (ii) within five (5) days after the same becomes due, any interest on the Loan, or any fee due hereunder, or (iii) within ten (10) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenant. Any Loan Party fails to perform or comply with any term, covenant or agreement contained in Section 7.06; or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier to occur of (i) the receipt by the Borrower of notice thereof from the Lender or (ii) a Responsible Officer becoming aware of such failure; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be materially incorrect or materially misleading when made or deemed made; or
(e)    Cross-Default. Any Loan Party or any Subsidiary thereof (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder which is covered by another provision of this Section 8.01) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness

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to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or
(f)    Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy.
(h)    Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(j)    Default Under Loan Document; Invalidity of Loan Documents. (i) Any Loan Party fails to perform or observe any covenant or agreement contained in any other Loan Document or any default or event of default occurs under any other Loan Document and is not cured within any grace or cure period applicable pursuant to such Loan Document; or (ii) any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

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(k)    Collateral Documents. Any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on the Collateral purported to be covered thereby, or any Loan Party shall assert the invalidity of such Liens; or
(l)    Change of Control. There occurs any Change of Control; or
(m)    Uninsured Loss. Any uninsured damage to or loss, theft or destruction of any assets of the Loan Parties or any of their Subsidiaries shall occur that is in excess of the Threshold Amount (excluding customary deductible thresholds established in accordance with historical past practices); or
(n)    Default Under Material Contract. There occurs any default by any Loan Party under any Material Contract that remains uncured during any applicable grace period and that would reasonably be expected to have a Material Adverse Effect; or
(o)    Projected Breach. Any projected calculation of the covenants set forth in Section 7.11 hereof included as part of the financial projections required by Section 6.01(d) to be submitted to the Lender shall indicate a breach of any such covenant or other covenant or obligation under this Agreement as of any applicable calculation date to occur during the period covered by the financial projections, and within thirty (30) days after the delivery of such financial projections, has not delivered to the Lender revised financial projections that indicate that the Borrower will not breach any such covenant, together with a description of action to be taken by the Loan Parties to avoid the breach indicated by the financial projections submitted in the first instance.
If a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Lender as determined in accordance with Section 11.01; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the Lender, as required hereunder in Section 11.01.
Section 8.02    Remedies upon Event of Default.
If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:
(a)    declare the entire unpaid principal amount of the Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
(b)    exercise all rights and remedies available to it under the Loan Documents or applicable Law or equity;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the entire unpaid principal amount of the Loan and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Lender.

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Section 8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loan has automatically become immediately due and payable as set forth in the proviso to Section 8.02) or if at any time insufficient funds are received by and available to the Lender to pay fully all Secured Obligations then due hereunder, any amounts received on account of the Secured Obligations shall be allocated by the Lender among itself and the other Secured Parties on a pro rata basis, determined by the respective amounts then due and payable hereunder to each of the Secured Parties, including, their respective amounts of interest, principal, fees, charges, reimbursements or other amounts. The Lender will retain its pro rata share and distribute to the other Secured Parties their respective pro rata shares, and each Secured Party will apply the amounts so retained (in the case of the Lender) or received (in the case of the other Secured Parties) to the amounts then due and payable to such Secured Party in such order or proportion as it shall determine in its sole discretion, subject to the requirements of applicable law.
ARTICLE 9 CONTINUING GUARANTY
Section 9.01    Guaranty. Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Lender, the Administrative Agent and the Depository Bank arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, reasonable attorneys’ fees and expenses incurred by the Lender, the Administrative Agent or the Depository Bank in connection with the collection or enforcement thereof) (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided that the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law. The Lender’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Secured Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Secured Obligations or any instrument or agreement evidencing any Secured Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Secured Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty other than a defense that the Guaranteed Obligations have been paid in full, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
Section 9.02    Rights of Lender. Each Guarantor consents and agrees that the Lender may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Secured Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Secured Obligations; (c) apply such security and direct the order or manner of sale thereof as the Lender in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Secured Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

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Section 9.03    Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Lender) of the liability of the Borrower or any other Loan Party, other than a defense that the Guaranteed Obligations have been paid in full; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Secured Obligations, or pursue any other remedy in the power of the Lender whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Lender; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Secured Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Secured Obligations.
Section 9.04    Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Secured Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.
Section 9.05    Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Secured Obligations and any amounts payable under this Guaranty and all of the other Obligations have been indefeasibly paid and performed in full. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender, for the benefit of the Secured Parties, and shall forthwith be paid to the Lender to reduce the amount of the Secured Obligations, whether matured or unmatured.
Section 9.06    Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Secured Obligations now or hereafter existing and shall remain in full force and effect until all Obligations shall have been indefeasibly paid and satisfied in full. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or the Lender, the Administrative Agent or the Depository Bank exercises its right of setoff, in respect of the Secured Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Lender is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.
Section 9.07    Stay of Acceleration. If acceleration of the time for payment of any of the Secured Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Lender.

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Section 9.08    Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Lender, the Administrative Agent or the Depository Bank has any duty, and such Guarantor is not relying on the Lender, the Administrative Agent or the Depository Bank at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Lender, the Administrative Agent or the Depository Bank to disclose such information and any defense relating to the failure to provide the same).
Section 9.09    Appointment of Borrower. Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a)  the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Lender, the Administrative Agent or the Depository Bank to the Borrower shall be deemed delivered to each Loan Party and (c) each of the Lender, the Administrative Agent and the Depository Bank may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.
Section 9.10    Right of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law.
ARTICLE 10 THE ADMINISTRATIVE AGENT
Section 10.01    Appointment, Powers and Immunities. The Lender appoints the Administrative Agent and authorizes the Administrative Agent to act as its agent hereunder, with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement or otherwise granted to the Administrative Agent by any other Loan Document or other agreement or arrangement between the Lender and the Administrative Agent, together with such other powers as are reasonably incidental thereto.
The Administrative Agent (which term, as used in this sentence, in Section 10.02 (Reliance by Administrative Agent), in Section 10.04 (Subagents; Notice of Assignment by Lender), in Section 10.05 (Indemnification), in the first sentence of Section 10.06 (Non-Reliance on Administrative Agent), in Section 10.07 (Failure to Act) and in Section 11.04 hereof shall include reference to (i) its Affiliates, (ii) the Depository Bank and (iii) its own, its Affiliates’ and the Depository Bank’s officers, directors, employees, representatives, attorneys and agents) shall not: (A) have any duties or responsibilities except those expressly set forth for the Administrative Agent in this Agreement and in any other document to which the Administrative Agent is or becomes a party, or by reason of this Agreement or any such document be a trustee for the Lender or subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing; (B) be responsible to the Lender for any recitals, statements, representations or warranties contained in this Agreement, or in any other document to which the Administrative Agent is or becomes a party, or in any certificate or other document referred to or provided for in, or received by it under, this Agreement or any such document, or for the due execution, legality, value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document referred to or provided for herein or therein or for any failure by the Borrower or any other Person to perform any of its obligations hereunder or thereunder, and makes no

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representations or warranties to the Lender or any Loan Party; (C) except as expressly set forth for the Administrative Agent in this Agreement, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party, any Subsidiary or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity; (D) be required to initiate or conduct any litigation or collection proceedings hereunder; (E) be liable or responsible for any action taken, suffered or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct as finally determined by the non-appealable judgment of a court of competent jurisdiction; and (F) shall not be required to take any action which is contrary to this Agreement or any other document to which it is or becomes a party.
Section 10.02    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any judicial order or judgment, certification (including, without limitation, any certificate of a Responsible Officer), instruction, notice or other written communication (including any thereof by electronic message, Internet, intranet, website posting, telex, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons (without being required to determine the authenticity thereof or the correctness of any fact stated therein or the propriety or validity of service thereof), and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. To the extent a certificate of a Responsible Officer or opinion of counsel is required or permitted under this Agreement or any other Loan Document to be delivered to the Administrative Agent in respect of any matter, the Administrative Agent may rely conclusively on a certificate of a Responsible Officer or opinion of counsel as to such matter and such certificate of a Responsible Officer or opinion of counsel shall be full warranty and protection to the Administrative Agent for any action taken, suffered or omitted by it under the provisions of this Agreement and the other Loan Documents. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. As to any matters not expressly provided for by this Agreement or any other document to which the Administrative Agent is intended to be a party, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Lender, and shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lender as it deems appropriate and until such instructions are received, the Administrative Agent shall act, or refrain from acting, as it deems advisable in its sole discretion.
Without limiting the foregoing, the Administrative Agent shall be entitled to the advice of counsel, independent accountants and other professionals concerning all matters of trust and its duty hereunder, but the Administrative Agent shall not be answerable or responsible for the professional malpractice of any attorney-at-law or certified public accountant or for the acts or omissions of any other professional in connection with the rendering of professional advice in accordance with the terms of this Agreement.
Section 10.03    Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default (other than the non-payment of principal of or interest on the Loan) unless the Administrative Agent has received written notice from the Lender or the Borrower specifying such Event of Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of any Event of Default, the Administrative Agent shall give prompt notice thereof to the Lender and the Borrower (and shall give the Lender prompt notice of each such non-payment). The Administrative Agent shall (subject to Section 10.07 (Failure to Act)) take such action with respect to such Event of Default as shall be directed by the

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Lender, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interest of the Lender except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Lender.
Section 10.04    Subagents; Notice of Assignment by Lender. The Administrative Agent may employ agents and attorneys-in-fact, and the Administrative Agent shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Administrative Agent may deem and treat the Lender named herein as the Lender hereunder and the holder of the Note for all purposes hereof unless and until a written notice of assignment or transfer thereof shall have been filed with the Administrative Agent.
Section 10.05    Indemnification. The Lender agrees to indemnify the Administrative Agent and each of its shareholders, subsidiaries, affiliates, directors, officers, employees and agents (to the extent not reimbursed under Section 11.04, but without limiting the obligations of the Borrower under said Section 11.04), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, fines, claims, demands, settlements, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against (including by the Lender) the Administrative Agent, arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that the Loan Parties are obligated to pay under Section 11.04 or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that the Lender shall not be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct (as finally determined by a non-appealable judgment of a court of competent jurisdiction) of the party to be indemnified. The obligations of the Lender under this Section 10.05 shall survive the termination of this Agreement, the repayment of the Loan or the earlier resignation or removal of the Administrative Agent.
Section 10.06    Non-Reliance on Administrative Agent. The Lender agrees that it has, independently and without reliance on the Administrative Agent, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its own decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Borrower. The Administrative Agent shall give prompt notice to the Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lender by the Borrower). The Administrative Agent will deliver to the Lender each document or instrument received by the Administrative Agent for the Lender’s account and copies of all other communications received by the Administrative Agent from the Borrower for delivery to the Lender by the Administrative Agent in accordance with the terms of this Agreement. Except for notices, reports and other documents and information expressly required to be furnished to the Lender by the Administrative Agent hereunder (as to which the Administrative Agent only shall have the duty to forward what it has received), the Administrative Agent shall not have any duty or responsibility to provide the Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Affiliates that may come into the Administrative Agent’s possession or that of any of the Administrative Agent’s Affiliates. The Administrative Agent shall not have any duty to ascertain or to inquire as to the

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performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party. In addition, the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and neither the Administrative Agent nor any of its Affiliates has any obligation to disclose any such interest by virtue of any advisory agency or fiduciary relationship or otherwise.
Section 10.07    Failure to Act. Except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it shall receive further assurances to its satisfaction from the Lender of its indemnification obligations under Section 10.05 (Indemnification) against any and all liability and expense that may be incurred by the Administrative Agent by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to interest (calculated on a per annum basis) on all amounts advanced by it hereunder in its discretion at the Federal Funds Rate. The Administrative Agent shall at any time be entitled to cease taking any action if it no longer deems any indemnity or undertaking from the Lender to be sufficient.
Section 10.08    Resignation or Removal of Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Lender and the Borrower and the Lender may remove the Administrative Agent. Upon any such resignation or removal, the Lender shall have the right to appoint a successor Administrative Agent, and if no such successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lender, appoint a successor Administrative Agent, that shall be a bank which has an office in New York, New York or other location approved by the Lender and which has a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 10 (The Administrative Agent) shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent hereunder.
Section 10.09    Notices. The Administrative Agent agrees to promptly furnish to the Lender a copy of each written communication (including financial information and project reports) received by it from the Borrower expressly relating to, and any amendment or waiver of any of the provisions of, this Agreement and the transactions contemplated hereby. In addition, the Administrative Agent agrees to promptly advise the Lender of any material action taken, or any action proposed by the Lender to be taken that is not taken, by Administrative Agent.
ARTICLE 11 MISCELLANEOUS
Section 11.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender (and (i) the Administrative Agent if such amendment, waiver or consent affects the obligations, rights, or remedies of the Administrative Agent and (ii) the Depository Bank if such amendment, waiver or consent affects the obligations, rights, or remedies of the Depository Bank) and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific

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purpose for which given. The Borrower will promptly provide the Administrative Agent and the Depository Bank with copies of all amendments and waivers of, and consents to departure from, any provisions of the Loan Documents.
Section 11.02    Notices; Effectiveness; Electronic Communications.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, return receipt requested, or sent by fax transmission or e-mail transmission, and all notices and other communications (i) expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, and (ii) all other notices shall be given to the address, fax number, e-mail address or telephone number specified for the Borrower, any other Loan Party, the Lender or the Administrative Agent or the Depository Bank on Schedule II attached hereto.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lender, the Despository Bank and the Administrative Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender, the Depository Bank and the Administrative Agent. The Lender or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement by the intended recipient (such as by the “return receipt requested” function, as available, return email address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    Change of Address, Etc. Each of the Borrower, the Lender, the Depository Bank and the Administrative Agent may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.
(d)    Reliance by Lender, Depository Bank and the Administrative Agent. Each of the Lender, the Depository Bank and the Administrative Agent shall be entitled to rely and act upon any

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notices (including, without limitation, telephonic or electronic notices and Notice of Loan Prepayment) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Lender, the Administrative Agent and the Depository Bank, and the respective Related Parties of each of them, from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Lender, the Depository Bank or the Administrative Agent may be recorded by such Person, and each of the parties hereto hereby consents to such recording.
Section 11.03    No Waiver; Cumulative Remedies; Enforcement. No failure by the Lender, the Depository Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Section 11.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates and all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Depository Bank and their respective Affiliates (in each case including the reasonable fees, charges and disbursements of counsel, and also including, in the case of the Lender and its affiliates, the reasonable fees and expenses of financial advisors and due diligence expenses, travel and other reasonable expenses), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by each of the Administrative Agent, the Depository Bank and the Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Depository Bank or the Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, the Depository Bank or the Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.
(b)    Indemnification by the Loan Parties. The Loan Parties shall indemnify the Lender, the Administrative Agent and the Depository Bank and each of their respective Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Article

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3), (ii) the Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y)  result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no party hereto shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(d)    Payments. Except as specifically provided by Section 2.06(b) with respect to certain amounts payable within sixty (60) days after the Closing Date, all amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.
(e)    Survival. The agreements in this Section and the indemnity provisions of Section 11.02(d) shall survive the repayment, satisfaction or discharge of all the other Obligations.
Section 11.05    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender or the Administrative Agent, or the Lender or the Administrative Agent exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
Section 11.06    Successors and Assigns. This Agreement is binding on each Loan Party’s, the Administrative Agent’s, the Depository Bank’s and the Lender’s respective successors and assignees. No Loan Party may assign the Loan or the Loan Documents without the Lender’s prior consent. The Lender may not assign the Loan and the Loan Documents without the Borrower’s prior consent, which consent shall not be unreasonably withheld or delayed; provided, however, that if an Event of Default exists at the time of the assignment, no consent of the Borrower shall be required. If the Loan is assigned, the

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purchaser will have the right of set-off against the Borrower. Any assignee of the Lender’s rights under the Loan and the Loan Documents shall have all of such rights so assigned as though such assignee was an original party to such Loan Documents. The Lender may sell participations in the Loan with the Borrower’s prior consent (unless any Event of Default exists, in which case such consent shall not be required), which consent shall not be unreasonably withheld or delayed, provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the Administrative Agent shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. The Lender may exchange information about the Loan Parties (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees so long as any such potential participant or assignee agrees in writing to be bound by the confidentiality provisions set forth in Section 11.06.
Section 11.07    Treatment of Certain Information; Confidentiality.
(a)    Treatment of Certain Information. The Lender, the Administrative Agent and the Depository Bank agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed by Lender, the Administrative Agent or the Depository Bank (i) to their Affiliates and Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Loan Party and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder, (viii) with the consent of the Borrower or to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender, the Administrative Agent or the Depository Bank or any of its Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender, the Administrative Agent or the Depository Bank on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary, provided that, in the case of information received from any Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Lender, the Administrative Agent and the Depository Bank may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers used by the Lender, the Administrative Agent and the Depository Bank in connection with the administration of this Agreement and the other Loan Documents.

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(b)    Press Releases. The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Lender, the Administrative Agent, the Depository Bank or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Lender and, if the name of the Administrative Agent or the Depository Bank is to be used, the Administrative Agent or the Depository Bank (as the case may be), unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.
Section 11.08    Right of Setoff. If an Event of Default shall have occurred and be continuing:
(a)    The Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender or its Affiliates, irrespective of whether or not the Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to an Affiliate of the Lender different from the Affiliate holding such deposit or obligated on such indebtedness.
(b)    The Administrative Agent is hereby authorized, at any time and from time to time upon the direction of the Lender, to the fullest extent permitted by applicable Law, to apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held (in whatever currency) at any time by the Administrative Agent or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender, the Administrative Agent or their respective Affiliates, irrespective of whether or not the Lender, the Administrative Agent or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured, secured or unsecured.
(c)    The rights of the Lender, the Administrative Agent and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Lender or their respective Affiliates may have. The Lender or the Administrative Agent agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 11.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

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Section 11.10    Counterparts; Integration; Effectiveness. This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender, the Administrative Agent and the Depository Bank and when the Lender, the Administrative Agent and the Depository Bank shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.
Section 11.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, the Administrative Agent and the Depository Bank, regardless of any investigation made by the Lender, the Administrative Agent or the Depository Bank or on behalf of any Person and notwithstanding that the Lender, the Administrative Agent or the Depository Bank may have had notice or knowledge of any Default at the time of disbursement of the Loan, and shall continue in full force until the Maturity Date.
Section 11.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 11.13    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE,

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AGAINST THE LENDER, THE ADMINISTRATIVE AGENT, THE DEPOSITORY BANK OR ANY OF THEIR RESPECTIVE RELATED PARTIES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section 11.14    Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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Section 11.15    Subordination. Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Lender or resulting from such Subordinating Loan Party’s performance under this Agreement, to the indefeasible payment in full in cash of all Secured Obligations. If the Lender so requests, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Lender and the proceeds thereof shall be paid over to the Lender on account of the Secured Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement.
Section 11.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the services regarding this Agreement provided by the Lender, the Administrative Agent, the Depository Bank, and any of their respective Affiliates are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Lender, the Administrative Agent or the Depository Bank and their respective Affiliates, on the other hand, (ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Lender, the Administrative Agent and the Depository Bank and their respective Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) none of the Lender, the Administrative Agent, the Depository Bank or any of their respective Affiliates has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Lender, the Administrative Agent, the Depository Bank and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and none of the Lender, the Administrative Agent, the Depository Bank or any of their respective Affiliates has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Lender, the Administrative Agent, the Depository Bank or any of their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.
Section 11.17    Electronic Execution. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, none of the Lender, the

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Depository Bank or the Administrative Agent is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Lender, the Depository Bank or the Administrative Agent, respectively, pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of the Lender, the Depository Bank or the Administrative Agent, as applicable, any electronic signature shall be promptly followed by such manually executed counterpart.
Section 11.18    USA PATRIOT Act Notice. Each of the Lender, the Administrative Agent and the Depository Bank hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender, the Administrative Agent and the Depository Bank to identify each Loan Party in accordance with the Act. The Borrower and the Loan Parties agree to, promptly following a request by the Lender, the Administrative Agent and the Depository Bank, provide all such other documentation and information that the Lender, the Administrative Agent and the Depository Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
Section 11.19    Lender as Collateral Agent. The Administrative Agent and the Depository Bank hereby appoint the Lender as agent for the Secured Parties for the purposes of holding and, as provided in this Agreement and the Collateral Documents, enforcing the Liens established under this Agreement and the Collateral Documents as security for the Secured Obligations of the respective Loan Parties. Except as otherwise specifically provided herein and in the Collateral Documents, the Secured Parties agree that each determination of whether to enforce any such Lien or otherwise exercise the rights of the holder of any such Lien, and the manner of such enforcement or exercise of rights, shall be within the sole discretion of the Lender.
Section 11.20    Time of the Essence. Time is of the essence of the Loan Documents.
Section 11.21    ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

27810336v11

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	WESTMORELAND SAN JUAN, LLC

By:    /s/ Jennifer S. Grafton
Name:    Jennifer S. Grafton
Title:    Vice President

GUARANTORS:	WESTMORELAND SAN JUAN HOLDINGS, INC.

By:    /s/ Jennifer S. Grafton
Name:    Jennifer S. Grafton
Title:    Vice President
SAN JUAN COAL COMPANY

By:    /s/ Joseph E. Micheletti
Name:    Joseph E. Micheletti
Title:    Vice President
SAN JUAN TRANSPORTATION COMPANY

By:    /s/ Joseph E. Micheletti
Name:    Joseph E. Micheletti
Title:    Vice President

LENDER:                    NM CAPITAL UTILITY CORPORATION

By:    /s/ Elisabeth A. Eden
Name:    Elisabeth A. Eden
Title:    President

ADMINISTRATIVE AGENT:            THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:    /s/ Chi-Cheng Chen
Name:    Chi-Cheng Chen
Title:    Director

DEPOSITORY BANK:                MUFG UNION BANK, N.A.

By:    /s/ Enrico (BOBBY) Reyes
Name:    Enrico (BOBBY Reyes
Title:    Vice President

SCHEDULE I

PRINCIPAL PAYMENT SCHEDULE

Principal Payment Date	Principal Installment	Principal Payment Date	Principal Installment
		11/1/2018	$894,000
8/1/2016	$15,000,000	2/1/2019	$2,155,000
11/1/2016	$15,000,000	5/1/2019	$2,155,000
2/1/2017	$9,590,000	8/1/2019	$2,155,000
5/1/2017	$9,590,000	11/1/2019	$2,155,000
8/1/2017	$9,590,000	2/1/2020	$5,820,000
11/1/2017	$9,590,000	5/1/2020	$5,820,000
2/1/2018	$894,000	8/1/2020	$5,820,000
5/1/2018	$894,000	11/1/2020	$5,820,000
8/1/2018	$894,000	2/1/2021	$21,164,000

SCHEDULE II

CERTAIN ADDRESSES FOR NOTICES AND PAYMENTS

Party	Address for Notices	Address for Payments (if different from Address for Notices)
Loan Parties:
If to Holdings:

Westmoreland San Juan Holdings, Inc.
9450 South Maroon Circle, Suite 200
Englewood, CO 80112
Attn: Jennifer S. Grafton
Phone: 720-354-4476
Facsimile: 720-354-4558
Email: jgrafton@westmoreland.com

If to the Borrower:

Westmoreland San Juan, LLC
9450 South Maroon Circle, Suite 200
Englewood, CO 80112
Attn: Jennifer S. Grafton
Phone: 720-354-4476
Facsimile: 720-354-4558
Email: jgrafton@westmoreland.com

If to SJCC:

San Juan Coal Company
c/o Westmoreland Coal Company
9450 South Maroon Circle, Suite 200
Englewood, CO 80112
Attn: Joseph E. Micheletti
Phone: 720-354-4470
Facsimile: 720-354-4558
Email: jmichele@westmoreland.com

If to SJTC:

San Juan Transportation Company
c/o Westmoreland Coal Company
9450 South Maroon Circle, Suite 200
Englewood, CO 80112
Attn: Joseph E. Micheletti

Phone: 720-354-4470
Facsimile: 720-354-4558
Email: jmichele@westmoreland.com

Website Address: http://westmoreland.com/

In the event any notice hereunder is to be given to Westmoreland, such notice is to be given to Westmoreland at:

Westmoreland Coal Company
9450 South Maroon Circle, Suite 200
Englewood, CO 80112
Attn: Jennifer S. Grafton
Phone: 720-354-4476
Facsimile: 720-354-4558
Email: jgrafton@westmoreland.com

Lender:
NM Capital Utility Corporation
c/o PNM Resources, Inc.
414 Silver Ave. SW, MS0905
Albuquerque, New Mexico 87102-3289
Attention: Elisabeth Eden, Treasurer
Telephone No.: (505) 241-2691
Fax No.: (505) 241-4386
E-mail: Elisabeth.Eden@pnmresources.com

Administrative Agent	The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Administrative Agent 1251 Avenue of the Americas New York, NY 10020 Attention: Lawrence Blat
Depository Bank	MUFG Union Bank, N.A., as Depository Bank 1251 Avenue of the Americas, 19th Floor New York, New York 10020 Attn: Cheryl Clark Tel. No.: 646-452-4790 Email: ctny1@unionbank.com

EXHIBIT A

FORM OF NOTE

[see attached]

Albuquerque, New Mexico	$125,000,000.00
February 1, 2016
PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, WESTMORELAND SAN JUAN, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to NM CAPITAL UTILITY CORPORATION, a Delaware corporation (the “Lender”), in accordance with the provisions of the Loan Agreement (as hereinafter defined), the principal amount of ONE HUNDRED TWENTY-FIVE MILLION and 00/100 DOLLARS ($125,000,000.00), being the Loan made by the Lender to the Borrower under that certain Loan Agreement, dated as of the date hereof (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “ Loan Agreement”), among the Borrower, the Guarantors named therein, the Lender and the Administrative Agent named therein. This Promissory Note (this “Note”) is the “Note” referred to in the Loan Agreement. Any capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Loan Agreement, and the rules of interpretation set forth in Article 1 of the Loan Agreement shall be applicable to this Note.
The Borrower hereby promises to pay the principal of the Loan together with interest on the unpaid principal amount of the Loan from the date hereof until such principal amount is paid in full, at such interest rates and at such times and in such amounts as provided in the Loan Agreement. All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds in accordance with the Loan Agreement and otherwise as Lender shall from time to time direct. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the Default Rate set forth in the Loan Agreement.
This Note is entitled to the benefits of the Loan Agreement and may be prepaid in whole or in part subject to the terms and conditions provided in the Loan Agreement. This Note is secured by the Collateral. Upon the occurrence of any of the Events of Default specified in the Loan Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Loan Agreement. The Loan shall be evidenced by one or more loan accounts or records maintained by the Lender (or by the Administrative Agent for the Lender) in the ordinary course of administration of the Loan. The Lender may also attach schedules to this Note and endorse thereon the date of disbursement, amounts and due dates of the principal amounts of the Loan and the payments received with respect thereto. The Lender and the Administrative Agent may also document such information on its books and records. Such schedule and the Lender’s and the Administrative Agent’s books and records shall be binding and conclusive on the Borrower absent manifest error.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first above written.

BORROWER:	WESTMORELAND SAN JUAN, LLC

By:
Name:
Title:

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

[see attached]

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:_________, 20__

TO:    NM Capital Utility Corporation, as lender (the “Lender”)

RE:
Loan Agreement, dated as of February 1, 2016, by and among Westmoreland San Juan, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors, and the Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Loan Agreement)

DATE:        _____________, 20___

______________________________________________________________________________________

The undersigned Responsible Officer hereby certifies as of the date hereof that [he/she] is the [_________________] of the Borrower, and that, as such, [he/she] is authorized to execute and deliver this Certificate to the Lender on the behalf of the Borrower and the other Loan Parties, and that:

1.Financial Statements.

[This Compliance Certificate (this “Certificate”) accompanies the delivery of (i) the year- end audited financial statements required by Section 6.01(a)(ii) of the Loan Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section and (ii) the consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year. Such consolidating statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries.]

[This Compliance Certificate (this “Certificate”) accompanies the delivery of the unaudited financial statements required by Section 6.01(b)(ii) of the Loan Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes].

2.The undersigned has reviewed and is familiar with the terms of the Loan Agreement and has made, or has caused to be made under [his/her] supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by such financial statements.

3.To the best knowledge of the undersigned, [during such fiscal period, each of the Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.] [the following covenants or conditions have not been performed or observed and a detailed list and description of each such Default and its nature and status is attached hereto as Schedule C:]

4.The representations and warranties of the Borrower and each other Loan Party contained in Article V of the Loan Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith are true and correct in all material respects on and as of the date hereof, and except that for purposes of this Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Loan Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a)(ii) and (b)(ii), respectively, of Section 6.01 of the Loan Agreement, including the statements in connection with which this Certificate is delivered.

5.The financial covenant analyses and information set forth on Schedule A attached hereto are true and accurate on and as of the date of this Certificate.

6.There has been no change to any of the information set forth in Schedules attached to the Loan Agreement, except as set forth and described on Schedule B attached hereto

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

WESTMORELAND SAN JUAN, LLC,
a Delaware limited liability company

By:
Name:
Title:

Schedule A

Financial Covenant Calculations

1.Loan Parties shall not permit the Debt Service Coverage Ratio to be less than 1.05 to 1.00, as of the last day of the fiscal quarter of the Borrower.

Actual Debt Service Coverage Ratio for reporting period:        to 1.00
In Compliance (check one):    Yes ☐ No ☐

2.Loan Parties shall maintain Reserve Tail of no less than 15%.

Actual Reserve Tail for reporting period:        %

In Compliance (check one):    Yes ☐    No ☐

Schedule B
Schedules

EXHIBIT C

FORM OF CLOSING CERTIFICATE

[see attached]

FORM OF CLOSING CERTIFICATE

TO:    NM Capital Utility Corporation, as lender (the “Lender”)

RE:
Loan Agreement, dated as of February 1, 2016, by and among Westmoreland San Juan, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors, and the Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Loan Agreement)

DATE:    February 1, 2016
___________________________________________________________________________________________

The undersigned Responsible Officer hereby certifies as of the date hereof that [he/she] is the [_________________] of the Borrower, and that, as such, [he/she] is authorized to execute and deliver this Certificate to the Lender on the behalf of the Borrower and the other Loan Parties, and that:

1.The undersigned has reviewed and is familiar with the terms of the Loan Agreement and has made, or has caused to be made under [his/her] supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and its Subsidiaries during the accounting periods covered by the Historic Financial Statements of SJTC and SJCC and of the Borrower, and of the assets and liabilities of as well as the transactions involving and the financial condition of the Borrower and its Subsidiaries as of the Closing Date immediately after giving effect to the Acquisition and the making of the Loan.

2.The representations and warranties of the Borrower and each other Loan Party contained in Article V of the Loan Agreement or any other Loan Document, are true and correct on and as of the date hereof, immediately after giving effect to the closing of the Acquisition and the making of the Loan.

3.Without limiting the foregoing, no event or circumstance which constitutes a Default has occurred and is continuing and no event or circumstance that would reasonably be expected to result in a Material Adverse Effect has occurred and is continuing.

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

WESTMORELAND SAN JUAN, LLC,
a Delaware limited liability company

By:      Name:      Title:

EXHIBIT D

FORM OF NOTICE OF LOAN PREPAYMENT

[see attached]

FORM OF NOTICE OF LOAN PREPAYMENT

TO:    NM Capital Utility Corporation, as lender (the “Lender”)

RE:
Loan Agreement, dated as of February 1 2016, by and among Westmoreland San Juan, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors, and the Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Loan Agreement)

DATE:	______________, 20__
________________________________________________________________________________

The Borrower hereby notifies the Lender that on ____________, 20__ pursuant to the terms of Section 2.04(a) of the Loan Agreement, the Borrower intends to make a prepayment of the Loan in a principal amount of $______________, to be applied as provided in such Section 2.04(a) and the other provisions of the Loan Agreement. The Borrower acknowledges that although such prepayment is not subject to penalty or premium, it is subject to the payment of any amounts due under the Loan Agreement as a result of such prepayment, including any amounts due pursuant to Section 3.04 of the Loan Agreement.
Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

WESTMORELAND SAN JUAN, LLC,
a Delaware limited liability company

By:      Name:      Title:

EXHIBIT E

FORM OF WITHDRAWAL CERTIFICATE

____________, 20__

MUFG Union Bank, N.A., as Depository Bank
1251 Avenue of the Americas, 19th Floor
New York, New York 10020
Attn: Cheryl Clark
Tel. No.: 646-452-4790
Email: ctny1@unionbank.com

Re:
Funds in Cash Management Collection Account Under Loan Agreement dated as of February 1, 2016 (including any amendments thereto, the “Loan Agreement”) among NM Capital Utility Corporation, as Lender, Westmoreland San Juan, LLC, Westmoreland San Juan Holdings, Inc., San Juan Coal Company and San Juan Transportation Company, as Loan Parties, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Administrative Agent, and MUFG Union Bank, N.A., as Depository Bank

Ladies and Gentlemen:
This Withdrawal Certificate is made by the Lender pursuant to Section 6.19 of the Loan Agreement.
1.    The direction under this Section 1 is made by NM Capital Utility Corporation (the “Lender,” “we” or “us”) to MUFG Union Bank, N.A. (the “Depository Bank” or “you”) pursuant to Section 6.19.2(b) of the Loan Agreement. We hereby direct you to allocate the amounts held in the Cash Management Collection Account and not heretofore allocated to a Subaccount thereunder as follows:
(a)    to the Operating Expenses Subaccount, $_________1;
(b)    to the Loan Payments Subaccount, $__________2 or so much thereof as shall remain after application pursuant to clause (a);

__________________________
1 To be completed with the amount equal to 105% of the amount of monthly operating expenses shown on the Operating Budget.
2 To be completed with the sum of (i) all amounts (if any) then due and payable under the Loan Documents (including principal, interest, fees and indemnity payments), and (ii) an amount equal to one third of the total of (x) the principal of and interest on the Loan and (y) fees (including any such fees payable to the Administrative Agent) and other amounts scheduled to become due and payable to the Lender, the Administrative Agent or the Depository Bank, respectively, on or before the next quarterly payment date for principal, interest and fees under the Loan Agreement, provided that if no further amounts are expected to be received for deposit into the Cash Management Collection Account before the next quarterly payment date for principal, interest and fees under the Loan Agreement, the amount allocated to the Loan Payments Subaccount shall be the amount, which when added to all

MUFG Union Bank, N.A., as Depository Bank
_______________, 20__

(c)    to the Capital Expenditures Subaccount, $__________3 or so much thereof as shall remain after application pursuant to clauses (a) and (b);
(d)    to the Operating Reserve Subaccount, $____________4; and
(e)    to the Loan Prepayments Subaccount, all amounts remaining after application pursuant to clauses (a), (b), (c) and (d) above.
The allocations described above are to be made by you on the Business Day immediately following the Business Day on which you receive this Withdrawal Certificate, provided that if you receive this Withdrawal Certificate after 12:00 noon New York City time on a Business Day, it will be deemed to be received by you on the next following Business Day.
2.    The direction under this Section 2 is made by us to you pursuant to Section 6.19.3 of the Loan Agreement. We hereby direct you to apply amounts held in the Subaccounts under the Cash Management Collection Account as follows, on the Business Day following the Business Day on which you receive this Withdrawal Certificate (provided that if you receive this Withdrawal Certificate after 12:00 noon New York City time on a Business Day, it will be deemed to be received by you on the next following Business Day), except in the case of clause (b) and clause (e) below, which shall be applied on the Business Day specified in such clause (b) or clause (e), as the case may be, if such date is at least one Business Day after the Business Day you receive or are deemed to have received this Withdrawal Certificate (provided that the direction for application in accordance with clause (b) or clause (e) may be superseded by a subsequent Withdrawal Certificate received by you not late r than 12:00 noon New York City time on the Business Day preceding the Business Day on which application in accordance with clause (b) or clause (d), as the case may be, is to be made):
(a)    the amounts in the Operating Expenses Subaccount shall be transferred to the SJCC Operating Account;
(b)    on ________, 20__ (or, if such day is not a Business Day, the next Business Day),5 the amounts in the Loan Payments Subaccount, together with any additional amounts deposited to the Loan Payments Subaccount between the date hereof and _________, 20__, shall be remitted to the Administrative Agent for application to the payment of amounts becoming due and payable under the Loan Agreement and the Fee Letter on __________, 20__5 (including principal, interest, fees and other amounts scheduled to become due and payable);
______________________________________________________________________________
amounts already on deposit in the Loan Payments Subaccount, will be sufficient to pay all amounts of principal, interest, fees and other amounts scheduled to become due and payable on the next quarterly payment date for such amounts. The Administrative Agent shall provide the Lender with information needed to complete this blank.
3 To be completed with the amount equal to 105% of the amount of monthly Capital Expenditures shown on the Operating Budget for the period ending on the last day of the current month.
4 To be completed with the lesser of (x) 10% of the amount remaining after application pursuant to clauses (a), (b) and (c), determined by Lender using information obtained from the Depository Bank’s on-line account information, and (y) the Operating Reserve Deficiency.
5 Complete with the next quarterly Interest Payment Date or other relevant payment date.

MUFG Union Bank, N.A., as Depository Bank
_______________, 20__

(c)     the amounts in the Capital Expenditures Subaccount shall be transferred to the SJCC Operating Account;
(d)    The amounts in the Operating Reserve Subaccount shall be transferred to the Operating Reserve Account; and
(e)    on ___________, 20__,6 the amounts in the Loan Prepayments Subaccount, together with any additional amounts deposited to the Loan Prepayments Subaccount between the date hereof and ____________, 20__, shall be remitted to the Administrative Agent for application on such date to a prepayment pursuant to Section 2.04(b) of the Loan Agreement.
3.    Promptly upon the allocation pursuant to Section 1 and the application of funds pursuant to clauses (a), (c) and (d), please provide the Administrative Agent and the Lender with a written statement of the funds so allocated and applied, including a statement of the balances remaining in the Loan Payments Subaccount and the Loan Prepayments Subaccount. Upon the application of amounts pursuant to clauses (b) and (e) of Section 2, please provide the Administrative Agent and the Lender with a written statement of the amounts so applied.
4.    Terms defined in the Loan Agreement shall, when used herein, have the respective meanings given in the Loan Agreement. A copy of this Withdrawal Certificate given by telecopier or other electronic means in accordance with Section 11.02(b) of the Loan Agreement shall be effective as an original. This Withdrawal Certificate may be revoked, superseded or modified only by a subsequent written direction issued by the Lender in accordance with Section 6.19 of the Loan Agreement (any such subsequent written direction may be delivered by telecopier or other electronic means in accordance with Section 11.02(b) of the Loan Agreement), provided that any superseding Withdrawal Certificate or any modification or revocation hereof must be received by you not later than 12:00 noon New York City time on the Business Day preceding the Business Day on which the affected action is to be taken by you pursuant to this Withdrawal Certificate.
[Signature page follows.]

NM CAPITAL UTILITY CORPORATION By:_____________________________________ Name:__________________________________ Title:___________________________________

_____________________________________________
6 Complete with the next date on which any mandatory prepayment is due and payable pursuant to Section 2.04(b) of the Loan Agreement (i.e., the next quarterly payment date)

MUFG Union Bank, N.A., as Depository Bank
_______________, 20__

cc:	The Bank of Tokyo-Mitsubishi UFG, Ltd., as Administrative Agent
1251 Avenue of the Americas
New York, NY 10020
Attention: Lawrence Blat

EXHIBIT F

FORM OF SOLVENCY CERTIFICATE

[see attached]

FORM OF SOLVENCY CERTIFICATE
TO:    NM Capital Utility Corporation, as lender (the “Lender”)

RE:
Loan Agreement, dated as of February 1, 2016, by and among Westmoreland San Juan, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors, and the Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Loan Agreement)

DATE:    ______________, 20___
__________________________________________________________________

The undersigned Responsible Officer of the Borrower is familiar with the properties, businesses, assets and liabilities, and financial condition of the Loan Parties and is duly authorized to execute this certificate on behalf of the Borrower and the other Loan Parties.
The undersigned certifies that [he/she] has made such investigation and inquiries as to the financial condition of the Loan Parties and their Subsidiaries as the undersigned deems necessary and prudent for the purpose of providing this Certificate. The undersigned acknowledges that the Lender is relying on the truth and accuracy of this Certificate in connection with the making of the Loan and the other transactions contemplated under the Loan Agreement.
The undersigned certifies that the financial information, projections and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.
BASED ON THE FOREGOING, the undersigned certifies that, both before and after giving effect to the transactions contemplated by the Loan Agreement:
(a)    The fair value of the property of each Loan Party, individually and together with its Subsidiaries on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Loan Party, individually and together with its Subsidiaries on a consolidated basis.
(b)    The present fair salable value of the assets of each Loan Party, individually and together with its Subsidiaries on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Loan Party individually and together with its Subsidiaries on a consolidated basis, on their debts as they become absolute and matured.
(c)    Each Loan Party, individually and together with its Subsidiaries on a consolidated basis, does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s individual or consolidated ability to pay such debts and liabilities as they mature.
(d)    No Loan Party is engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Loan Party’s property would constitute an unreasonably small capital.

(e)    Each Loan Party, individually and together with its Subsidiaries on a consolidated basis, is able to pay its individual and consolidated debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.
(f)    The amount of contingent liabilities at any time have been computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

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WESTMORELAND SAN JUAN, LLC,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT G

SINGLE PURPOSE ENTITY REQUIREMENTS

•
The Borrower’s operating agreement (the “Operating Agreement”) shall provide that the business and affairs of the Borrower shall be managed by or under the direction of a board of managers (the “Board of Managers”), and at all times there shall be at least two (2) duly appointed Independent Managers on the Board of Managers acting as independent managers of the Borrower, and the Borrower will not take any action requiring the unanimous affirmative vote of the Board of Managers unless, at the time of such action there are at least two (2) Independent Managers, and all Independent Managers shall have participated in such vote. "Independent Manager" shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by Corporation Service Company, CT Corporation, Lord Securities Corporation, National Registered Agents, Inc., Stewart Management Company, Wilmington Trust Company, or, if none of those companies is then providing professional independent managers, another nationally-recognized company reasonably approved by Lender, in each case that is not an Affiliate of the Borrower and that provides professional independent managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager and is not, and has never been, and will not while serving as Independent Manager be, any of the following: (i) a member, partner, equityholder, manager, director, officer or employee of the Borrower, Westmoreland Coal Company (“Westmoreland”), or any of their respective equityholders or Affiliates (other than as an Independent Manager of the Borrower or an Affiliate of the Borrower that is not in the direct chain of ownership of the Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Manager is employed by a company that routinely provides professional independent directors in the ordinary course of its business); (ii) a creditor, supplier or service provider (including provider of professional services) to the Borrower, or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional independent managers and other corporate services to the Borrower or any of its equityholders or Affiliates in the ordinary course of its business); (iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or (iv) any individual, corporation, partnership, limited liability company, joint venture, estate, trust, real estate investment trust, unincorporated association, any other entity, any governmental authority and any fiduciary acting in such capacity on behalf of any of the foregoing (collectively, “Person”) that controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above. A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Manager of a "special purpose entity" Affiliated with the Borrower shall be qualified to serve as an Independent Manager of the Borrower, provided that the fees that such individual earns from serving as Independent Manager of Affiliates of the Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual's annual income for that year. The same persons may not serve as Independent Managers of the Borrower or SJCC or Westmoreland.

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The Operating Agreement shall further provide that, as long as any Loan Obligations remain outstanding, (A) upon the occurrence of any event that causes Westmoreland to cease to be a member of the Borrower (other than (x) upon an assignment by Westmoreland of all of its limited liability company interest in the Borrower and the admission of the transferee as a substitute member of the Borrower, if permitted pursuant to the organizational documents of the Borrower and the Loan documentation and agreements ancillary thereto (collectively, the “Loan Documents”), or (y) the resignation of Westmoreland and the admission of an additional member of the Borrower, if permitted pursuant to the organizational documents of the Borrower and the Loan Documents), one of the persons acting as an Independent Manager of the Borrower shall, without any action of any Person and simultaneously with Westmoreland ceasing to be a member of the Borrower, automatically be admitted as the sole member of the Borrower (the "Special Member") and shall preserve and continue the existence of the Borrower without dissolution, (B) no Special Member may resign or transfer its rights as Special Member unless (x) a successor Special Member has been admitted to the Borrower as a Special Member, and (y) such successor Special Member has also accepted its appointment as an Independent Manager and (C) except as expressly permitted pursuant to the terms of the Operating Agreement, Westmoreland may not resign and no additional member shall be admitted to the Borrower. “Loan Obligations” means all obligations now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing), whether direct or indirect, absolute or contingent, and whether for principal, interest, reimbursement obligations, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise, including, without limitation, the obligation of the Company to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by the Company under any Loan Document. “Affiliate” means, as to any Person, any other Person that (i) owns directly or indirectly twenty percent (20%) or more of all equity interests in such Person, (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person, (iii) is a director or executive officer of such Person or of an Affiliate of such Person, and/or (iv) is the spouse, issue or parent of such Person. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

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The Operating Agreement shall also provide that, as long as any Loan Obligations remain outstanding, (A) the Borrower shall be dissolved, and its affairs shall be wound up only upon the first to occur of the following: (x) the termination of the legal existence of the last remaining member of the Borrower or the occurrence of any other event which terminates the continued membership of the last remaining member of the Borrower in the Borrower unless the business of the Borrower is continued in a manner permitted by its Operating Agreement or the Delaware Limited Liability Company Act or (y) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Limited Liability Company Act; (B) upon the occurrence of any event that causes the last remaining member of the Borrower to cease to be a member of the Borrower or that causes Westmoreland to cease to be a member of the Borrower (other than (x) upon an assignment by Westmoreland of all of its limited liability company interest in the Borrower and the admission of the transferee as a substitute member of the Borrower, if permitted pursuant to the organizational documents of the Borrower and the Loan Documents, or (y) the resignation of Westmoreland and the admission of an additional member of the Borrower, if permitted pursuant to the organizational documents of the Borrower and the Loan Documents), to the fullest extent permitted by law, the personal representative of such member shall be authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Borrower, agree in writing to continue the existence of the Borrower and to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Borrower, effective as of the occurrence of the event that terminated the continued membership of such member in the Borrower; (C) the bankruptcy of Westmoreland or a Special Member shall not cause such member or Special Member, respectively, to cease to be a member of the Borrower and upon the occurrence of such an event, the business of the Borrower shall continue without dissolution; (D) in the event of dissolution of the Borrower, the Borrower shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Borrower in an orderly manner), and the assets of the Borrower shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and (E) to the fullest extent permitted by law, each of Westmoreland and the Special Member shall irrevocably waive any right or power that they might have to cause Borrower or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of Borrower, to compel any sale of all or any portion of the assets of Borrower pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of Borrower.

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Notwithstanding any other provision of the Operating Agreement and any provision of law that otherwise so empowers the Borrower, Westmoreland or any other Person, so long as any Loan Obligations remain outstanding, neither Westmoreland nor any other Person shall be authorized or empowered, nor shall they permit the Borrower, without the prior unanimous written consent of the Board of Managers, to take any Material Action, provided, however, that, so long as any Loan Obligations remain outstanding, the Board of Managers may not authorize the taking of any Material Action, unless there are at least two Independent Manager then serving in such capacity. "Material Action" means, with respect to any Person, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such Person or file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal, state, local or foreign law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or a substantial part of its property, or make any assignment for the benefit of creditors of such Person, or admit in writing such Person’s inability to pay its debts generally as they become due, or declare or effectuate a moratorium on the payment of any obligation, or take action in furtherance of any such action.

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Notwithstanding anything to the contrary in the Operating Agreement or in any other document governing the Borrower, the Borrower shall be operated in such a manner that it would not be substantively consolidated in the estate of any Person in the event of a bankruptcy or insolvency of such Person and in such regard, the Borrower shall:

(i)	not engage in any business unrelated to the ownership of SJCC;

(ii)	not own any asset or property other than (i) the capital stock of SJCC and (ii) incidental personal property necessary for the ownership, management or operation of SJCC;

(iii)	not engage, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale or transfer of membership interests;

(iv)	do all things necessary to observe organizational formalities and preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises;

(v)	not terminate or fail to comply with the provisions of its Organizational Documents or, unless Lender has consented, amend, modify or otherwise change the Organizational Documents of the Company;

(vi)	not own any subsidiary other than SJCC or make an investment in any Person without the prior written consent of Lender;

(vii)
not commingle its assets with the assets of any of its members, managers, Affiliates, principals or of any other Person, not participate in a cash management system with any other Person or fail to use its own separate stationary, invoices and checks;

(viii)	not fail to conduct its business and hold its assets in its own name and strictly comply with all organizational formalities to maintain its separate existence;

(ix)	not incur any indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than indebtedness permitted to be incurred by the Loan Documents;

(x)
not to fail to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) as the same shall become due to the extent the Borrower has the assets required to do so;

(xi)	maintain all of its accounts, books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person;

(xii)
maintain its own separate financial statements and not allow its assets to be listed as assets on the financial statements of any other Person; provided, however, that Westmoreland may file its tax return including the Company’s income and expenses as the Company is a disregarded entity for tax purposes, and the Company’s assets may be included in a consolidated financial statement of its Affiliates if (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Company and such Affiliates and to indicate that the Company’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (ii) such assets shall be listed on the Company’s own separate balance sheet;

(xiii)
other than as contemplated by the Loan Documents, maintain an arm’s length relationship with its Affiliates and only enter into a contract, agreement or transaction with any member, manager, guarantor or affiliate that is in the ordinary course of business and on terms and conditions that are intrinsically fair and substantially similar to those that are available on an arm’s length basis with an unrelated third party;

(xiv)
at all times hold itself out to the public as a legal entity separate and distinct from any other entity (including any Affiliate or any constituent party of the Borrower), and shall correct any known misunderstanding regarding its status as a separate entity;

(xv)
other than as contemplated by the Loan Documents, not assume or guarantee or become obligated for the debts of any other Person and not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person;

(xvi)
not fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or a name franchised or licensed to it by an entity other than an Affiliate of the Borrower, and not as a division or part of any other entity in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that the Borrower is responsible for the debts of any third party (including any member, manager, principal or Affiliate of the Borrower, or any member, manager, principal of Affiliate thereof);

(xvii)	remain solvent and maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xviii)	not fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xix)
not make any loans or advances to any third party, including any of its members, managers, principals or Affiliates or any member, manager, principal or Affiliate thereof, and not acquire obligations or securities of any member, manager, principal or Affiliate of the Borrower or any member, manager or Affiliate thereof;

(xx)	not pledge its assets or credit for the benefit of any other Person other than pursuant to the Loan Documents

(xxi)
maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person;

(xxii)	comply with or cause the compliance with all the representations, warranties and covenants in the Loan Documents and all the organizational documents of the Borrower;

(xxiii)
have no obligation to indemnify its officers, managers, members, as the case may be, or if it has any such obligation, such obligation is fully subordinated to the Obligations and will not constitute a claim against the Borrower if cash flow in excess of the amount required to pay the Obligations is insufficient to pay such Obligations;

(xxiv)
in acting or otherwise voting on any matter provided for in the Operating Agreement, to the fullest extent permitted by law, including, without limitation, Section 18-1101(c) of the Act, and notwithstanding any duty otherwise existing at law or in equity, require that duties of the Independent Managers shall (a) require them to consider only (i) the interests of the Borrower as a stand-alone entity and (ii) Lender (which is an intended third-party beneficiary of this provision), and (b) not require or permit them to consider the interest of any Member (or any direct or indirect beneficial owner of any Member) of the Borrower.

(xxv)	except as provided in the Loan Documents, not have any of its obligations guaranteed by any Affiliate;

(xxvi)
file its own tax returns separate from those of any other Person, except to the extent it is treated as an “entity disregarded as separate from its owner” for tax purposes and not required to file tax returns under applicable law, and pay any taxes so required to be paid under applicable law to the extent there is sufficient cash flow from the operation of SJCC to do so; and

(xxvii)
maintain a sufficient number of employees in light of its contemplated business operations and pay its own liabilities, including the salaries of its own employees, if any, only out of its own funds, provided, however, the foregoing shall not require the Member to make any additional capital contributions to the Company, and provided further that this paragraph (xxvii) shall not prohibit San Juan Coal Company from receiving the services to be provided by Westmoreland under the Westmoreland Services Agreement (as defined in the Loan Documents);.

NOTE: Corporate analogues of the above provisions shall also be inserted into the governing documents (bylaws) of the other Loan Parties.

EXHIBIT H

MORTGAGED PROPERTY SUPPORT DOCUMENTATION

1.
The title searches in San Juan County real estate records relating to the Mortgaged Property that do not show any liens or encumbrances other than those (i) set forth in Section 7.01(g) of the Loan Agreement, or (ii) for which Loan Parties obtain discharges.

2.	Property and liability insurance policies covering the Mortgaged Property with Lender named as loss payee and additional insured.